UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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ZENDESK, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Zendesk, Inc.

1019 Market Street

San Francisco, CA 94103

April 6, 2016

Dear Zendesk Stockholder:

I am pleased to invite you to attend the 2016 Annual Meeting of Stockholders (the “Annual Meeting”) of Zendesk, Inc. (“Zendesk”) to be held on May 17, 2016 at 3:00 p.m. Pacific Time at Zendesk’s offices at 1019 Market Street, San Francisco, CA 94103.

Details regarding the meeting and the business to be conducted are more fully described in the accompanying Notice of 2016 Annual Meeting of Stockholders and Proxy Statement.

Thank you for your ongoing support of and continued interest in Zendesk. We look forward to seeing you at our Annual Meeting.

Sincerely,

Mikkel Svane

Chair of the Board of Directors and Chief Executive Officer

YOUR VOTE IS IMPORTANT

On or about April 6, 2016, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement for our 2016 Annual Meeting of Stockholders (the “Proxy Statement”) and our 2015 Annual Report to Stockholders (“2015 Annual Report”). The Notice provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of proxy materials by mail. This Proxy Statement and our 2015 Annual Report can be accessed directly at the Internet address http://www.edocumentview.com/zen using the control number located on your proxy card.

In order to ensure your representation at the meeting, whether or not you plan to attend the meeting, please vote your shares as promptly as possible. Your participation will help to ensure the presence of a quorum at the meeting and save Zendesk the extra expense associated with additional solicitation. If you hold your shares through a broker, your broker is not permitted to vote on your behalf in the election of directors unless you provide specific instructions to the broker by completing and returning any voting instruction form that the broker provides (or following any instructions that allow you to vote your broker-held shares via telephone or the Internet). For your vote to be counted, you will need to communicate your voting decision before the date of the Annual Meeting. Voting your shares in advance will not prevent you from attending the Annual Meeting, revoking your earlier submitted proxy or voting your stock in person.

ZENDESK, INC.

1019 Market Street

San Francisco, CA 94103

NOTICE OF 2016 ANNUAL MEETING OF STOCKHOLDERS

Notice is hereby given that Zendesk, Inc. will hold its 2016 Annual Meeting of Stockholders (the “Annual Meeting”) on May 17, 2016 at 3:00 p.m. Pacific Time at Zendesk’s offices at 1019 Market Street, San Francisco, CA 94103 for the following purposes:

•	To elect three Class II directors, Messrs. Carl Bass, Peter Fenton, and Dana Stalder to hold office until the 2019 annual meeting of stockholders or until their successors are duly elected and qualified, subject to their earlier resignation or removal;

•	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016;

•	To conduct a non-binding advisory vote to approve the compensation of our Named Executive Officers;

•	To conduct a non-binding advisory vote on the frequency of future advisory votes to approve the compensation of our Named Executive Officers; and

•	To transact any other business that properly comes before the Annual Meeting (including adjournments, continuations and postponements thereof).

On or about April 6, 2016, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”), containing instructions on how to access our proxy statement for our 2016 Annual Meeting of Stockholders (the “Proxy Statement”) and our 2015 Annual Report to Stockholders (“2015 Annual Report”). The Notice provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of proxy materials by mail. This Proxy Statement and our 2015 Annual Report can be accessed directly at the Internet address http://www.edocumentview.com/zen using the control number located on your proxy card.

Only stockholders of record at the close of business on March 21, 2016 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting as set forth in the Proxy Statement. If you plan to attend the Annual Meeting in person, you should be prepared to present photo identification such as a valid driver’s license and verification of stock ownership for admittance. You are entitled to attend the Annual Meeting only if you were a stockholder as of the close of business on March 21, 2016 or hold a valid proxy for the Annual Meeting. If you are a stockholder of record, your ownership as of the Record Date will be verified prior to admittance into the meeting. If you are not a stockholder of record but hold shares through a broker, trustee or nominee, you must provide proof of beneficial ownership as of the Record Date, such as an account statement or similar evidence of ownership. Please allow ample time for the admittance process.

If you have any questions regarding this information or the proxy materials, please contact our investor relations department at https://investor.zendesk.com.

By Order of the Board of Directors,

Mikkel Svane

Chair of Board of Directors and Chief Executive Officer

San Francisco, California

April 6, 2016

ZENDESK, INC.

2016 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

i

ZENDESK, INC.

1019 Market Street

San Francisco, CA 94103

PROXY STATEMENT

FOR THE 2016 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 17, 2016

GENERAL INFORMATION

Our Board of Directors (the “Board”) solicits your proxy on our behalf for the 2016 Annual Meeting of Stockholders (the “Annual Meeting”) and at any adjournment, continuation or postponement of the Annual Meeting for the purposes set forth in this proxy statement for our 2016 Annual Meeting of Stockholders (the “Proxy Statement”) and the accompanying Notice of 2016 Annual Meeting of Stockholders. The Annual Meeting will be held at 3:00 p.m. Pacific Time on May 17, 2016 at Zendesk’s offices at 1019 Market Street, San Francisco, CA 94103. On or about April 6, 2016, we mailed our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our Proxy Statement and our 2015 Annual Report to Stockholders (“2015 Annual Report”).

In this Proxy Statement the terms “Zendesk,” “the Company,” “we,” “us,” and “our” refer to Zendesk, Inc. and its subsidiaries. The mailing address of our principal executive offices is Zendesk, Inc., 1019 Market Street, San Francisco, CA 94103.

Record Date	March 21, 2016.

Quorum	A majority of the shares of all issued and outstanding stock entitled to vote on the Record Date must be present in person or represented by proxy to constitute a quorum.

Shares Outstanding	91,182,356 shares of common stock outstanding as of March 21, 2016.

Voting	There are four ways a stockholder of record can vote:

(1)	by Internet at http://www.investorvote.com/zen 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on May 16, 2016 (have your proxy card in hand when you visit the website);

We encourage you to vote this way as it is the most cost-effective method;

(2)	by toll-free telephone at 1-800-652-VOTE (8683), until 11:59 p.m. Eastern Time on May 16, 2016 (have your proxy card in hand when you call);

(3)	by completing and mailing your proxy card; or

(4)	by written ballot at the Annual Meeting.

In order to be counted, proxies submitted by telephone or Internet must be received by 11:59 p.m. Eastern Time on May 16, 2016. Proxies submitted by U.S. mail must be received before the start of the Annual Meeting.

If you hold your shares through a bank or broker, please follow their instructions.

Revoking Your Proxy	Stockholders of record may revoke their proxies by attending the Annual Meeting and voting in person, by filing an instrument in writing revoking the proxy or by filing another duly executed proxy bearing a later date with our Secretary before the vote is counted or by voting again using the telephone or Internet before the cutoff time (your latest telephone or Internet proxy is the one that will be counted). If you hold shares through a bank or broker, you may revoke any prior voting instructions by contacting that firm.

Votes Required to Adopt Proposals	Each share of our common stock outstanding on the Record Date is entitled to one vote on any proposal presented at the Annual Meeting:

For Proposal One, the election of directors, the three nominees receiving the greatest number of votes will be elected as directors.

For Proposal Two, a majority of the votes properly cast is required to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

For Proposal Three, a majority of the votes properly cast is required to approve the compensation of our Named Executive Officers. Since this proposal is an advisory vote, the result will not be binding on our Board, the compensation committee of our Board (the “compensation committee”), or the Company. The Board and the compensation committee will consider the outcome of the vote when determining the compensation of our Named Executive Officers.

For Proposal Four, the frequency receiving the highest number of the votes properly cast will be considered the frequency preferred by the stockholders. Since this proposal is an advisory vote, the result will not be binding on our Board, the compensation committee, or the Company. The Board and the compensation committee will consider the outcome of the vote when determining how often we should submit to stockholders future advisory votes to approve the compensation of our Named Executive Officers.

Effect of Abstentions and Broker Non-Votes

Votes withheld from any nominee, abstentions and “broker nonvotes” (i.e., where a broker has not received voting instructions from the beneficial owner and for which the broker does not have discretionary power to vote on a particular matter) are counted as present for purposes of determining the presence of a quorum. Shares voting “withheld” have no effect on the election of directors. Abstentions have no effect on the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016, the advisory vote to approve the compensation of our Named Executive Officers, or the advisory vote on the frequency of future advisory votes to approve the compensation of our Named Executive Officer.

Under the rules that govern brokers holding shares for their customers, brokers who do not receive voting instructions from their customers have the discretion to vote uninstructed shares on routine matters, but do not have discretion to vote such uninstructed shares on non-routine matters. Only Proposal Two, the ratification of the appointment of Ernst & Young LLP, is considered a routine matter where brokers are permitted to vote shares held by them without instruction. If your shares are held through a broker, those shares will not be voted with regard to Proposals One, Three, or Four unless you affirmatively provide the broker instructions on how to vote. Broker non-votes also will have no effect on the outcome of these proposals.

Voting Instructions	If you complete and submit your proxy voting instructions, the persons named as proxies will follow your instructions. If you submit proxy voting instructions but do not direct how your shares should be voted on each item, the persons named as proxies will vote “FOR” the election of the nominees for director, “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm, “FOR” the non-binding advisory vote to approve the compensation of our Named Executive Officers, and to hold future non-binding advisory votes to approve the compensation of our Named Executive Officers once every “1 YEAR.” The persons named as proxies will vote on any other matters properly presented at the Annual Meeting in accordance with their best judgment, although we have not received timely notice of any other matters that may be properly presented for voting at the Annual Meeting.

Voting Results	We will announce preliminary results at the Annual Meeting. We will report final results by filing a Form 8-K within four business days after the Annual Meeting. If final results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as they become available.

Notice of Internet Availability of Proxy Materials
In accordance with the rules of the Securities and Exchange Commission (the “SEC”), we have elected to furnish our proxy materials, including this Proxy Statement and our 2015 Annual Report, primarily via the Internet. On or about April 6, 2016, we mailed to our stockholders a “Notice of Internet Availability of Proxy Materials” (the “Notice”) that contains instructions on how to access our proxy materials on the Internet, how to vote at the meeting, and how to request printed copies of the proxy materials and 2015 Annual Report. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of our annual meetings.

Additional Solicitation/Costs	We are paying for the distribution of the proxy materials and solicitation of the proxies. As part of this process, we reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our stockholders. Proxy solicitation expenses that we will pay include those for preparation, mailing, returning and tabulating the Notice and proxies. Our directors, officers and employees may also solicit proxies on our behalf in person, by telephone, email or facsimile, but they do not receive additional compensation for providing those services.

PROPOSAL ONE:

ELECTION OF DIRECTORS

Number of Directors; Board Structure

Our Board is divided into three staggered classes of directors. One class is elected each year at the annual meeting of stockholders for a term of three years. The term of the Class II directors expires at the current Annual Meeting, the term of the Class III directors expires at the 2017 annual meeting and the term of the Class I directors expires at the 2018 annual meeting. After the initial terms expire, directors are expected to be elected to hold office for a three-year term or until the election and qualification of their successors in office.

Nominees

Our Board has nominated Messrs. Carl Bass, Peter Fenton, and Dana Stalder for election as Class II directors to hold office until the 2019 annual meeting of stockholders or until their successors are duly elected and qualified, subject to their earlier resignation or removal.

Unless you direct otherwise through your proxy voting instructions, the persons named as proxies will vote all proxies received “FOR” the election of each nominee. If any nominee is unable or unwilling to serve at the time of the Annual Meeting, the persons named as proxies may vote for a substitute nominee chosen by the present Board. In the alternative, the proxies may vote only for the remaining nominees, leaving a vacancy on the Board. The Board may fill such vacancy at a later date or reduce the size of the Board. Each of the nominees is a current member of our Board and has consented to serve if elected, and we have no reason to believe that any of the nominees will be unwilling or unable to serve if elected as a director.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES.

The biographies of each of the nominees, continuing directors and executive officers below contain information regarding each such person’s service as a director, business experience, director positions held currently or at any time during the last five years and the experiences, qualifications, attributes or skills that caused our Board to determine that the person should serve as a director of the Company. In addition to the information presented below regarding each nominee’s and continuing director’s specific experience, qualifications, attributes and skills that led the Board to the conclusion that he or she should serve as a director, we also believe that each of our directors has a reputation for integrity, honesty and adherence to high ethical standards. Each of our directors has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to our Company and our Board. Finally, we value our directors’ experience in relevant areas of business management and on other boards of directors and board committees.

Our corporate governance guidelines also dictate that a majority of the Board be comprised of independent directors whom the Board has determined have no material relationship with the Company and who are otherwise “independent” directors under the published listing requirements of the New York Stock Exchange (the “NYSE”).

Executive Officers and Directors

The following table sets forth information regarding our directors and executive officers, including their ages, as of February 29, 2016:

Name	Age	Positions and Offices Held with the Company
Executive Officers:
Mikkel Svane	45	Chair of the Board and Chief Executive Officer
Alan Black	55	Senior Vice President and Chief Financial Officer
Marcus Bragg	41	Senior Vice President, Enterprise Businesses
John Geschke	45	Senior Vice President, Administration, General Counsel, and Secretary
Amanda Kleha	39	Senior Vice President, Velocity Businesses
Adrian McDermott	47	Senior Vice President, Product Development
Matthew Price	48	Senior Vice President, Emerging Businesses and Corporate Marketing
Anne Raimondi	44	Senior Vice President, Strategy
Non-Employee Directors:
Carl Bass(1)	58	Director
Peter Fenton(1)	43	Director
Caryn Marooney(1)(2)	48	Director
Elizabeth Nelson(2)(3)(4)	55	Director
Dana Stalder(3)	47	Director
Michelle Wilson(2)(3)	53	Director

(1)	Member of our compensation committee.
(2)	Member of our nominating and corporate governance committee.
(3)	Member of our audit committee.
(4)	Lead Independent Director.

Information Concerning Nominees for Election for a Three-Year Term Ending at the 2019 Annual Meeting

Carl Bass. Mr. Bass has served as a member of our Board since February 2016. Mr. Bass has served as President and Chief Executive Officer of Autodesk, Inc., a software company, since May 2006. Mr. Bass served as Interim Chief Financial Officer of Autodesk, Inc. from August 2014 to November 2014 and August 2008 to April 2009. Mr. Bass has served on the board of directors of Autodesk, Inc., since January 2006. Mr. Bass has also served on the board of directors of HP Inc., a provider of software and technology, since November 2015. Mr. Bass served on the boards of directors of McAfee, Inc., a software company, from January 2008 until it was acquired by Intel Corporation in February 2011, and E2open, Inc., a software company, from July 2011 until it was acquired by Insight Venture Partners in March 2015. Mr. Bass holds a B.A. in mathematics from Cornell University.

Mr. Bass was selected to serve on our Board because of his extensive experience as an executive in the technology industry.

Peter Fenton. Mr. Fenton has served as a member of our Board since July 2009. Since September 2006, Mr. Fenton has served as a General Partner of Benchmark, a venture capital firm. From October 1999 to May 2006, Mr. Fenton served as a Managing Partner at Accel Partners, a venture capital firm. Mr. Fenton currently serves on the boards of directors of Yelp Inc., a local directory and user review service; Twitter, Inc. a social networking service; Hortonworks Inc., an open-source distribution platform; New Relic, Inc., a software analytics company; and a number of privately-held companies. Mr. Fenton holds a B.A. in philosophy and an M.B.A. from Stanford University.

Mr. Fenton was selected to serve on our Board because of his extensive experience in the venture capital industry and his knowledge of technology companies.

Dana Stalder. Mr. Stalder has served as a member of our Board since November 2010. Mr. Stalder has been a General Partner of Matrix Partners, a venture capital firm, since August 2008. From December 2001 to August 2008, Mr. Stalder served in various executive roles, including Senior Vice President of PayPal Products Sales and Marketing at eBay, Inc., an online marketplace company. Previously, he was the Chief Financial Officer and Vice President of Business Development of Respond.com, Vice President of Finance and Operations at Netscape Communication Corporation and an associate and manager at Ernst & Young LLP. Mr. Stalder currently serves on the boards of directors of QuinStreet, Inc., an online marketing company, and a number of privately-held companies. He holds a B.S. in commerce from Santa Clara University.

Mr. Stalder was selected to serve on our Board because of his significant operational experience as an executive and his deep knowledge of finance and financial reporting.

Information Concerning Directors Continuing in Office Until the 2017 Annual Meeting

Elizabeth Nelson. Ms. Nelson has served as a member of our Board since July 2013. Ms. Nelson currently serves on the boards of Nokia Corporation, a mobile technology and telecommunications company, Pandora Media, Inc., an internet radio service company, and several private companies. From 1996 to 2005, Ms. Nelson served as the Executive Vice President and Chief Financial Officer at Macromedia, Inc., where she also served as a director from January 2005 to December 2005. Ms. Nelson’s public company board service includes serving as a director of Ancestry.com, an online family history company, from 2009 to 2012, of SuccessFactors Inc., a provider of human resources solutions, from 2007 to 2012, of Autodesk Inc., a design software company, from 2007 to 2010, of CNET Networks, Inc., an Internet media company, from 2003 to 2008, and of Brightcove Inc., an online video hosting platform, from 2010 to 2014. Ms. Nelson holds a B.S.F.S. in foreign service from Georgetown University and an M.B.A. in finance with distinction from the Wharton School at the University of Pennsylvania.

Ms. Nelson was selected to serve on our Board due to her financial, accounting, and operational expertise from prior experience as an executive and director for public and private technology companies.

Mikkel Svane. Mr. Svane co-founded Zendesk and has served as our Chief Executive Officer since August 2007 and as a member of our Board since August 2007. He was appointed Chair of our Board in January 2014. Prior to founding Zendesk, Mr. Svane founded and served as the Chief Executive Officer of Caput A/S, a software company, and served as a technology consultant. Mr. Svane holds an A.P. in marketing management from Arhus Kobmandsskole.

We believe that Mr. Svane is qualified to serve as a member of our Board because of his operational and historical expertise gained from serving as our Chief Executive Officer. As one of our founders and the longest serving member of our Board, we also value his deep understanding of our business as it has evolved over time.

Information Concerning Directors Continuing in Office Until the 2018 Annual Meeting

Caryn Marooney. Ms. Marooney has served as a member of our Board since January 2014. Since May 2011, Ms. Marooney has served in various roles at Facebook, Inc., a social networking service, currently serving as the company’s Vice President of Technology Communications. From June 1997 to March 2011, Ms. Marooney served in various roles, including President and Chief Executive Officer, of The OutCast Agency, a public relations firm. Ms. Marooney holds a B.S. in labor relations from Cornell University.

Ms. Marooney was selected to serve on our Board because of her prior executive experience and her experience advising technology companies.

Michelle Wilson. Ms. Wilson has served as a member of our Board since January 2014. From July 2003 to September 2012, Ms. Wilson served as Senior Vice President, General Counsel and Secretary of Amazon.com, Inc., an Internet retail company. Ms. Wilson holds a B.A. in business administration from the University of Washington and a J.D. from the University of Chicago.

Ms. Wilson was selected to serve on our Board because of her significant experience as an executive in the technology industry.

Information Concerning Executive Officers

In addition to Mr. Mikkel Svane, our Chair of the Board and Chief Executive Officer, who also serves as a director, our executive officers as of March 31, 2016 consisted of the following:

Alan Black. Mr. Black has served as our Senior Vice President and Chief Financial Officer since November 2011. From February 2005 to November 2011, Mr. Black served as the Chief Executive Officer of Intelliden Inc., a software company (which was acquired by IBM in January 2010). Mr. Black holds a Bachelor of Commerce, and a Graduate Diploma in public accountancy, from McGill University, and is a Fellow at McGill’s Dobson Centre for Entrepreneurial Studies. On December 8, 2015, Mr. Black informed the Company of his plans to depart the Company during the year ending December 31, 2016. The Company has initiated a search for a new Chief Financial Officer and Mr. Black will continue in the role of Chief Financial Officer until a replacement is identified.

Marcus Bragg. Mr. Bragg has served as our Senior Vice President, Enterprise Businesses since February 2016, and prior to that as Senior Vice President, Worldwide Sales and Customer Success from August 2013 to February 2016. From June 2012 to February 2013, Mr. Bragg served as the Group Vice President, Customer Experience and Customer Relationship Management at Oracle Corporation, an enterprise software company. Mr. Bragg served as Senior Vice President, Global Sales & Client Success from October 2010 to June 2012 and as Vice President and General Manager, Americas, from September 2008 to October 2010 at RightNow Technologies, Inc. a software company.

John Geschke. Mr. Geschke has served as our Senior Vice President, Administration since October 2015 and as our General Counsel and Secretary since July 2012. From April 2010 to June 2012, Mr. Geschke served as General Counsel of Norwest Venture Partners, a venture capital firm. From March 1996 to April 1998 and from May 1999 to March 2010, Mr. Geschke practiced law at Cooley LLP, a law firm. Mr. Geschke holds an A.B. from Princeton University with a concentration in the Woodrow Wilson School of Public and International Affairs and a J.D. from Stanford University.

Amanda Kleha. Ms. Kleha has served as our Senior Vice President, Velocity Businesses since October 2015 and prior to that as Vice President and General Manager, Online Business from August 2014 to October 2015. Ms. Kleha served as our Vice President, Product Marketing from April 2013 to August 2014 and our Director of Online Marketing from October 2009 to April 2013. Ms. Kleha holds a B.A. in Business Administration from the University of Washington. She also holds an M.B.A. from Yale University.

Adrian McDermott. Mr. McDermott has served as our Senior Vice President, Product Development since July 2010. From July 2007 to July 2010, Mr. McDermott served as the Chief Technology Officer of Attributor Corporation, a software company. Mr. McDermott holds a B.Sc. in computer science from De Montfort University.

Anne Raimondi. Ms. Raimondi has served as our Senior Vice President, Strategy since October 2015. Prior to her current role, Ms. Raimondi serviced as our Senior Vice President, Operations from July 2014 to October 2015 and our Vice President, People Operations from August 2013 to July 2014. From November 2012 to August 2013, Ms. Raimondi served as the Chief Revenue Officer at TaskRabbit, Inc., a provider of an online services marketplace. From May 2012 to November 2012, Ms. Raimondi served as the Chief Executive Officer of One Jackson, Inc., an apparel company. From May 2010 to April 2012, Ms. Raimondi served as Vice President, Marketing at SurveyMonkey Inc., a software company. From September 2007 to June 2010, Ms. Raimondi served as the Vice President of Business Talent Group, a consulting company. Ms. Raimondi holds a B.A. in economics and sociology from Stanford University and an M.B.A. from Stanford University.

Matthew Price. Mr. Price has served as our Senior Vice President, Emerging Businesses and Corporate Marketing since October 2015, and prior to that Senior Vice President, Marketing from August 2014 to October 2015, and Vice President and General Manager, Europe, Middle East and Africa from May 2011 to August 2014. From January 2008 to April 2011 he served as the Chief Marketing Officer of Troux Technologies, Inc., a software company. Mr. Price holds a B.Sc. in computer science from the University of Reading.

CORPORATE GOVERNANCE

Our Board, which is elected by our stockholders, is responsible for directing and overseeing our business and affairs. In carrying out its responsibilities, the Board selects and monitors our top management, provides oversight of our financial reporting processes and determines and implements our corporate governance policies. A copy of our corporate governance guidelines can be found on our website at https://investor.zendesk.com.

Our Board and management are committed to good corporate governance to ensure that we are managed for the long-term benefit of our stockholders, and we have a variety of policies and procedures to promote such goals. To that end, during the past year, our management periodically reviewed our corporate governance policies and practices to ensure that they remain consistent with the requirements of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), SEC rules and the listing standards of NYSE.

Besides verifying the independence of the members of our Board and committees (which is discussed in the section titled “Independence of the Board of Directors” below), at the direction of our Board, we also:

•	Periodically review and make necessary changes to the charters for our audit, compensation and nominating and corporate governance committees;

•	Have established disclosures control policies and procedures in accordance with the requirements of the Sarbanes-Oxley Act and the rules and regulations of the SEC;

•	Have a procedure for receipt and treatment of anonymous and confidential complaints or concerns regarding audit or accounting matters in place; and

•	Have a code of business conduct and ethics that applies to our officers, directors and employees.

In addition, we have adopted a set of corporate governance guidelines. The nominating and corporate governance committee is responsible for reviewing our corporate governance guidelines from time to time and reporting and making recommendations to the Board concerning corporate governance matters. Our corporate governance guidelines address such matters as:

•	Director Independence—Independent directors must constitute at least a majority of our Board;

•	Monitoring Board Effectiveness—The Board must conduct an annual self-evaluation of the Board and its committees;

•	Board Access to Independent Advisors—Our Board as a whole, and each of its committees separately, have authority to retain independent experts, advisors or professionals as each deems necessary or appropriate; and

•	Board Committees—All members of the audit, compensation and nominating and corporate governance committees are independent in accordance with applicable NYSE criteria.

Meetings of the Board of Directors and Annual Meeting Attendance

Our Board held seven meetings in fiscal year 2015. Each director attended at least 75% of all meetings of the Board and the committees on which they served that were held during fiscal year 2015. Under our corporate governance guidelines, directors are expected to spend the time needed and meet as frequently as our Board deems necessary or appropriate to discharge their responsibilities. Directors are also expected to make efforts to attend our annual meeting of stockholders, all meetings of the Board and all meetings of the committees on which they serve. All of our directors then serving in such capacity attended our 2015 Annual Meeting of Stockholders.

Code of Business Conduct and Ethics

Our Board has adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer, and other executive and senior financial officers. A copy of our code of business conduct and ethics is available on our Internet website at https://investor.zendesk.com and may also be obtained without charge by contacting our Secretary at Zendesk, Inc., 1019 Market Street, San Francisco, CA 94103. We intend to disclose any amendments to our code of business conduct and ethics, or waivers of its requirements, on our website or in filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as required by the applicable rules and exchange requirements. During fiscal year 2015, no waivers were granted from any provision of the code of business conduct and ethics.

Independence of the Board of Directors

Our Board has undertaken a review of the independence of each director. Based on information provided by each director concerning his or her background, employment, and affiliations, our Board has determined that Mmes. Marooney, Nelson, and Wilson and Messrs. Bass, Fenton, and Stalder do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the applicable rules and regulations of the SEC, and the listing standards of the NYSE. In making these determinations, our Board considered the current and prior relationships that each non-employee director has with our Company and all other facts and circumstances our Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them described in the section titled “Related Party Transactions.”

Board’s Role in Risk Oversight

Our Board’s role in overseeing the management of our risks is conducted primarily through committees of our Board, as disclosed in the descriptions of each of the committees below and in the charters of each of the committees. Our full Board (or the appropriate board committee in the case of risks that are under the purview of a particular committee) discusses with management our major risk exposures, their potential impact on our Company, and the steps we take to manage them. When a board committee is responsible for evaluating and overseeing the management of a particular risk or risks, the chairperson of the relevant committee reports on the discussion to the full Board during the committee reports portion of the next Board meeting. This enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

Risks Related to Compensation Policies and Practices

As part of its oversight function, our Board, and our compensation committee in particular, along with our management team, considers potential risks when reviewing and approving various compensation plans, including executive compensation. Based on this review, our Board has concluded that such compensation plans, including executive compensation, do not encourage risk taking to a degree that is reasonably likely to have a materially adverse impact on us or our operations.

Board Leadership Structure

Mikkel Svane, our founder and Chief Executive Officer, serves as Chair of our Board and presides over meetings of our Board, and holds such other powers and carries out such other duties as are customarily carried out by the Chair of our Board. Mr. Svane brings valuable insight to our Board due to the perspective and experience he brings as our founder and Chief Executive Officer. Our Board has appointed Elizabeth Nelson to serve as our lead independent director. As lead independent director, Ms. Nelson presides over periodic meetings of our independent directors, serves as a liaison between our Chair of the Board and the independent directors, and performs such additional duties as our Board may otherwise determine and delegate.

Committees of the Board of Directors

Our Board has established an audit committee, a compensation committee, and a nominating and corporate governance committee. The composition and responsibilities of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by our Board. Each of the audit, compensation, and nominating and corporate governance committees operates pursuant to a separate written charter adopted by our Board that is available to stockholders on our Internet website at https://investor.zendesk.com.

Audit Committee

Our audit committee consists of Mmes. Nelson and Wilson and Mr. Stalder, with Ms. Nelson serving as Chair. The composition of our audit committee meets the requirements for independence under the listing standards of the NYSE and SEC rules and regulations. Each member of our audit committee meets the financial literacy requirements of the listing standards of the NYSE. Ms. Nelson and Mr. Stalder are each an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K under the Securities Act. Our audit committee, among other things:

•	selects a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

•	helps to ensure the independence and performance of the independent registered public accounting firm;

•	discusses the scope and results of the audit with the independent registered public accounting firm, and review, with management and the independent registered public accounting firm, our interim and year-end operating results;

•	develops procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•	reviews our policies on risk assessment and risk management;

•	reviews related party transactions; and

•	approves all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.

Our audit committee operates under a written charter that satisfies the applicable rules of the SEC and the listing standards of the NYSE. In accordance with and pursuant to Section 10A(i)(3) of the Exchange Act, our Board has delegated to Ms. Nelson the authority to pre-approve any auditing and permissible non-auditing services to be performed by our registered independent public accounting firm, provided that all such decisions to pre-approve an activity are presented to the full audit committee at its first meeting following any such decision. Our audit committee held seven meetings during fiscal year 2015.

Compensation Committee

Our compensation committee consists of Ms. Marooney and Messrs. Bass and Fenton, with Mr. Fenton serving as Chair. The composition of our compensation committee meets the requirements for independence under the listing standards of the NYSE and SEC rules and regulations. Each member of the compensation committee is also a “non-employee director,” as defined pursuant to Rule 16b-3 promulgated under the Exchange Act, and an “outside director,” as defined pursuant to Section 162(m) of the Internal Revenue Code (the “Code”). The purpose of our compensation committee is to discharge the responsibilities of our Board relating to compensation of our executive officers. Our compensation committee, among other things:

•	reviews, approves and determines, or make recommendations to our Board regarding, the compensation of our executive officers;

•	administers our stock and equity incentive plans;

•	reviews and approves or makes recommendations to our Board regarding incentive compensation and equity plans; and

•	establishes and reviews general policies relating to compensation and benefits of our employees.

Our compensation committee operates under a written charter that satisfies the applicable rules of the SEC and the listing standards of the NYSE. The charter of the compensation committee permits the compensation committee to, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the compensation committee. The compensation committee retains and does not delegate any of its responsibilities related to the review, approval or determination of the compensation of our executive officers. Our compensation committee held five meetings during fiscal year 2015.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Mmes. Marooney, Nelson, and Wilson, with Ms. Wilson serving as Chair. The composition of our nominating and corporate governance committee meets the requirements for independence under the listing standards of the NYSE and SEC rules and regulations. Our nominating and corporate governance committee, among other things:

•	identifies, evaluates and selects, or makes recommendations to our Board regarding, nominees for election to our Board and its committees;

•	considers and makes recommendations to our Board regarding the composition of our Board and its committees;

•	reviews and assesses the adequacy of our corporate governance guidelines and recommend any proposed changes to our Board; and

•	evaluates the performance of our Board and of individual directors.

The nominating and corporate governance committee operates under a written charter that satisfies the applicable listing requirements and rules of the NYSE. Our nominating and corporate governance committee held four meetings during fiscal year 2015.

Identifying and Evaluating Director Nominees

The Board has delegated to the nominating and corporate governance committee the responsibility of identifying suitable candidates for nomination to the Board (including candidates to fill any vacancies that may occur) and assessing their qualifications in light of the policies and principles in these corporate governance guidelines and the committee’s charter. The nominating and corporate governance committee may gather information about the candidates through interviews, detailed questionnaires, comprehensive background checks or any other means that the nominating and corporate governance committee deems to be appropriate in the evaluation process. The nominating and corporate governance committee then meets as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of the Board. Based on the results of the evaluation process, the nominating and corporate governance committee recommends candidates for the Board’s approval as director nominees for election to the Board.

Minimum Qualifications

Our nominating and corporate governance committee uses a variety of methods for identifying and evaluating director nominees and will consider all facts and circumstances that it deems appropriate or advisable. In its identification and evaluation of director candidates, our nominating and corporate governance committee will consider the current size and composition of our Board and the needs of our Board and the respective committees of our Board. Some of the qualifications that our nominating and corporate governance committee considers include, without limitation, issues of character, ethics, integrity, judgment, diversity of experience, independence, skills, education, expertise, business acumen, length of service, understanding of our business and industry, potential conflicts of interest and other commitments. Nominees must also have proven achievement and competence in their field, the ability to offer advice and guidance to our management team, the ability to make significant contributions to our success, and an understanding of the fiduciary responsibilities that are required of a director. Director candidates must have sufficient time available in the judgment of our nominating and corporate governance committee to perform all board of director and committee responsibilities. Members of our Board are expected to prepare for, attend, and participate in all board of director and applicable committee meetings. Other than the foregoing, there are no stated minimum criteria for director nominees, although our nominating and corporate governance committee may also consider such other factors as it may deem, from time to time, are in our and our stockholders’ best interests.

Although our Board does not maintain a specific policy with respect to board diversity, our Board believes that our Board should be a diverse body, and our nominating and corporate governance committee considers a broad range of backgrounds and experiences. In making determinations regarding nominations of directors, our nominating and corporate governance committee may take into account the benefits of diverse viewpoints. Our nominating and corporate governance committee also considers these and other factors as it oversees the annual Board and committee evaluations. After completing its review and evaluation of director candidates, our nominating and corporate governance committee recommends to our full Board the director nominees for election to the Board.

Stockholder Recommendations

Stockholders may submit recommendations for director candidates to the nominating and corporate governance committee by sending the individual’s name and qualifications to our Secretary at Zendesk, Inc., 1019 Market Street, San Francisco, CA 94103, who will forward all recommendations to the nominating and corporate governance committee. The nominating and corporate governance committee will evaluate any candidates recommended by stockholders against the same criteria and pursuant to the same policies and procedures applicable to the evaluation of candidates proposed by directors or management.

Stockholder Communications

The Board provides to every stockholder the ability to communicate with the Board as a whole, the non-employee directors as a group and with individual directors on the Board through an established process for stockholder communication. For a stockholder communication directed to the Board as a whole, stockholders and other interested parties may send such communication to our Secretary at secretary@zendesk.com or via U.S. Mail or Expedited Delivery Service to: Zendesk, Inc., 1019 Market Street, San Francisco, CA 94103, Attn: Board of Directors c/o Secretary.

For a stockholder communication directed to the non-employee directors as a group or an individual director in his or her capacity as a member of the Board, stockholders and other interested parties may send such communication to the attention of the non-employee directors or the individual director at secretary@zendesk.com or via U.S. Mail or Expedited Delivery Service to: Zendesk, Inc., 1019 Market Street, San Francisco, CA 94103, Attn: [Non-Employee Directors or Name of Individual Director] c/o Secretary.

The Secretary shall review all incoming communications and forward such communications to the appropriate member(s) of the Board. The Secretary will generally not forward communications that are unrelated to the duties and responsibilities of the Board, including communications that the Secretary determines to be primarily commercial in nature, product complaints or inquires, and materials that are patently offensive or otherwise inappropriate.

PROPOSAL TWO:

RATIFICATION OF THE APPOINTMENT OF

OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have appointed Ernst & Young LLP as our independent registered public accounting firm to perform the audit of our consolidated financial statements for the fiscal year ending December 31, 2016, and we are asking you and other stockholders to ratify this appointment. During our fiscal year ended December 31, 2015, Ernst & Young LLP served as our independent registered public accounting firm.

The audit committee annually reviews the independent registered public accounting firm’s independence, including reviewing all relationships between the independent registered public accounting firm and us and any disclosed relationships or services that may impact the objectivity and independence of the independent registered public accounting firm, and the independent registered public accounting firm’s performance. As a matter of good corporate governance, the Board is submitting the appointment of Ernst & Young LLP to stockholders for ratification. A majority of the votes properly cast is required in order to ratify the appointment of Ernst & Young LLP. In the event that a majority of the votes properly cast do not ratify this appointment of Ernst & Young LLP, we will review our future appointment of Ernst & Young LLP.

We expect that a representative of Ernst & Young LLP will attend the Annual Meeting and the representative will have an opportunity to make a statement if he or she so chooses. The representative will also be available to respond to appropriate questions from stockholders.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

In connection with our initial public offering, we adopted a policy under which the audit committee must pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm. As part of its review, the audit committee also considers whether the categories of pre-approved services are consistent with the rules on accountant independence of the SEC and the Public Company Accounting Oversight Board. The audit committee pre-approved all services performed since the pre-approval policy was adopted.

Audit Fees

The following table sets forth the fees billed or expected to be billed by Ernst & Young LLP for audit, audit-related, tax and all other services rendered for 2015 and 2014 (in thousands):

Fee Category	2015	2014
Audit Fees	2,410	2,510
Audit-Related Fees	—	—
Tax Fees	209	40
All Other Fees	2	2

Total Fees	2,621	2,552

Audit Fees. Consist of aggregate fees for professional services provided in connection with the annual audits of our consolidated financial statements and internal control over financial reporting, the review of our quarterly condensed consolidated financial statements, and fees related to accounting matters that were addressed during the annual and quarterly review. This category also includes fees for services that were incurred in connection with statutory and regulatory filings or engagements, and services in connection with our registration statements on Form S-1 related to our initial public offering in 2014 and our follow-on public offering in 2015, such as comfort letters, consents and assistance with and review of documents filed with the SEC.

Audit-Related Fees. Consist of aggregate fees for accounting consultations and other services that were reasonably related to the performance of audits or reviews of our consolidated financial statements and were not reported above under “Audit Fees.”

Tax Fees. Consist of aggregate fees for tax compliance.

All Other Fees. Consist of aggregate fees billed for products and services provided by the independent registered public accounting firm other than those disclosed above, which include subscription fees paid for access to online accounting research software applications and data.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2016.

PROPOSAL THREE:

NON-BINDING ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Section 14A of the Exchange Act requires that we provide our stockholders with the opportunity to vote to approve, on a nonbinding, advisory basis, not less frequently than once every three years, the compensation of our Named Executive Officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC. As described in detail under the heading “Compensation Discussion and Analysis,” we seek to closely align the interests of our Named Executive Officers with the interests of our stockholders.

Our compensation programs are designed to reward our Named Executive Officers for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total stockholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking.

Stockholders are urged to read the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this proxy statement, which discusses how our executive compensation policies and procedures implement our compensation philosophy and contains tabular information and narrative discussion about the compensation of our Named Executive Officers. Our Board and the compensation committee believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving our compensation program goals.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our Named Executive Officers, as described in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission. The vote is advisory, which means that the vote is not binding on the Company, our Board or the compensation committee. To the extent there is any significant vote against our Named Executive Officer compensation as disclosed in this proxy statement, the compensation committee will evaluate whether any actions are necessary to address the concerns of stockholders.

Accordingly, we are asking our stockholders to vote on the following resolution at the Annual Meeting:

RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including in the Compensation Discussion and Analysis, the compensation tables and the narrative disclosures that accompany the compensation tables, is hereby APPROVED.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF, ON AN ADVISORY BASIS, THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL FOUR:

NON-BINDING ADVISORY VOTE ON THE FREQUENCY OF

FUTURE ADVISORY VOTES TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Section 14A of the Exchange Act provides that stockholders must be given the opportunity to vote, on a non-binding advisory basis, for their preference as to how frequently we should seek future non-binding advisory votes to approve the compensation of our Named Executive Officers as disclosed in accordance with the compensation disclosure rules of the Securities and Exchange Commission which we refer to as an advisory vote to approve the compensation of our Named Executive Officers.

By voting with respect to this Proposal Four, stockholders may indicate whether they would prefer that we conduct future non-binding advisory votes to approve the compensation of our Named Executive Officers every one, two, or three years. Stockholders also may, if they wish, abstain from casting a vote on this Proposal Four. Our Board has determined that an annual non-binding advisory vote to approve the compensation of our Named Executive Officers will allow our stockholders to provide timely and direct input on the Company’s executive compensation philosophy, policies and practices as disclosed in the proxy statement each year. The Board believes that an annual vote is therefore consistent with the Company’s efforts to engage in an ongoing dialogue with our stockholders on executive compensation and corporate governance matters.

The Company recognizes that the stockholders may have different views as to the best approach for the Company, and therefore we look forward to hearing from our stockholders as to their preferences on the frequency of an advisory vote on executive compensation. This vote is advisory and not binding on the Company or our Board in any way.

The proxy card provides stockholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining) and, therefore, stockholders will not be voting to approve or disapprove the recommendation of our Board.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE OPTION OF ONCE EVERY 1 YEAR AS THE PREFERRED FREQUENCY FOR NON-BINDING ADVISORY VOTES TO APPROVE THE COMPENSATION OUR NAMED EXECUTIVE OFFICERS.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

Our Compensation Discussion and Analysis describes our executive compensation program and the decisions in fiscal year 2015 regarding the compensation for:

•	Mikkel Svane, our Chief Executive Officer;

•	Alan Black, our Senior Vice President and Chief Financial Officer;

•	John Geschke, our Senior Vice President, Administration, General Counsel, and Secretary;

•	Adrian McDermott, our Senior Vice President, Product Development; and

•	Amanda Kleha, our Senior Vice President, Velocity Businesses.

We refer to these executive officers collectively in this Compensation Discussion and Analysis and the accompanying compensation tables as the “Named Executive Officers.”

We believe the compensation program for our Named Executive Officers in 2015 was instrumental in helping us to achieve strong performance in 2015, including 64% year-over-year growth in revenue to $208.8 million for the year ended December 31, 2015, by providing a combination of short-term and long-term incentives designed to lead to such performance.

This Compensation Discussion and Analysis provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program, and each element of compensation that we provide. In addition, we explain how and why the compensation committee arrived at the specific compensation policies and decisions involving our Named Executive Officers during fiscal year 2015.

This Compensation Discussion and Analysis contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation plans and arrangements. The actual compensation plans and arrangements that we adopt may differ materially from currently anticipated plans and arrangements as summarized in this Compensation Discussion and Analysis.

Executive Compensation Philosophy, Objectives and Design

Our compensation philosophy is to provide an executive compensation program that rewards our management team for meeting our long-term business strategy, while rewarding the individual contributions of the team members.

Our executive compensation program is designed to achieve the following objectives:

•	attract, motivate and retain employees at the executive level who contribute to our long-term success;

•	provide compensation packages to our executives that are competitive, reward the achievement of our business objectives and effectively align their interests with those of our stockholders;

•	increase the incentive to achieve key strategic performance measures by linking incentive award opportunities to the achievement of performance objectives and by providing a portion of total compensation for executive officers in the form of ownership in the Company; and

•	promote teamwork while also recognizing the individual role each executive officer plays in our success.

Our executive compensation program design uses a mix of compensation elements including base salary, performance-based incentives, long-term equity incentives, and benefits, including the acceleration of the vesting of equity awards in connection with a change in control to attract and maintain key personnel. In determining the amount of base salary, performance-based incentives, long-term equity incentives and benefits awarded to each Named Executive Officer, the compensation committee does not apply any rigorous percentage of any one element in relation to the overall compensation package. Rather, the compensation committee looks at the overall compensation package and the relative amount of each element on an individual basis for each Named Executive Officer to determine whether such amounts and mix of components further the basic principles and objectives of our overall compensation program.

A significant portion of the compensation opportunity for our Named Executive Officers is weighted towards equity, as opposed to fixed value compensation. Our compensation committee believes that making equity awards a key component of executive compensation focuses our leadership team on the achievement of our long-term strategic and financial goals, thereby aligning their interests with those of our stockholders.

We evaluate our compensation philosophy and compensation programs as circumstances require, and at a minimum, we review our executive compensation annually. As part of this review process, we apply our values and the objectives outlined above, while also considering whether our proposed compensation ensures that we remain competitive for talent, that we meet our retention objectives, and that our cost of replacement for a key employee is reasonable.

Compensation Setting Process

Role of the Compensation Committee and Executive Officers in Compensation Decisions

The compensation of our Named Executive Officers is determined by our compensation committee. Our Chief Executive Officer typically provides annual recommendations to the compensation committee and discusses with the compensation committee the compensation and performance of our executive officers, other than himself. Our Chief Executive Officer bases his recommendations in part upon his review of the performance of our executive officers. Our compensation committee may exercise its discretion in modifying any recommended compensation adjustments or awards to executives. Our compensation committee reviews the performance of our Chief Executive Officer and meets in executive session without him to determine his compensation. In addition, compensation committee meetings typically have included, for all or a portion of each meeting, not only the committee members and our Chief Executive Officer, but also our Senior Vice President, Administration and General Counsel, our Senior Vice President, Strategy, and senior members of our legal and people operations team.

Role of Compensation Consultant and Use of Market Data

The compensation committee has the authority to engage independent advisors to assist it in carrying out its responsibilities. For fiscal year 2015, the compensation committee retained the services of Compensia to review and advise on the principal aspects of the Company’s executive compensation program. These services included providing recommendations regarding the determination of peer group companies, analyzing publicly-available compensation data of peer group companies, compensation survey data, and other publicly available data, and reviewing and advising on the target compensation opportunities for our executive officers, including base salaries, performance-based compensation and long-term incentives. In electing to engage Compensia, the compensation committee took into consideration, all factors relevant to Compensia’s independence from the Company’s management and concluded that no conflict of interest existed that would prevent Compensia from independently advising the compensation committee.

With the assistance of Compensia, the compensation committee consulted market data to better inform its determination of the key elements of our compensation program in order to develop a compensation program that the compensation committee believes will enable us to compete effectively for new employees and retain existing employees. In general, this market data consists of compensation information from both broad-based third-party compensation surveys and peer groups. The compensation data for fiscal year 2015 consisted of compensation paid by companies in our peer group to executives in positions comparable to those held by our executive officers.

For the determination of compensation of our Named Executive Officers for fiscal year 2015, our compensation committee considered the following companies as our peer group:

Barracuda Networks, Inc.	Ellie Mae, Inc.	Proofpoint, Inc.	Zillow Group, Inc.
Cornerstone OnDemand, Inc.	Imperva, Inc.	Qualys, Inc.
Cvent, Inc.	LogMeIn, Inc.	Trulia, Inc.
Demandware, Inc.	Marketo, Inc.	Veeva Systems, Inc.

Because publicly-filed compensation data is generally limited to those of a company’s Chief Executive Officer, Chief Financial Officer and three most highly paid executive officers (other than the Chief Executive Officer and the Chief Financial Officer), the compensation committee also utilized data from Compensia based on the Radford High-Technology Industry Survey (which is based on information for companies with revenues of $50 million to $200 million) in determining the compensation for our Named Executive Officers.

The compensation committee selected the companies in our peer group and utilized the Radford High-Technology Industry Survey because it believes that these companies compete with us for executive talent and were similar to us in revenue growth rate, market capitalization, industry, and size. The compensation committee also determined that the companies in the peer group generally have executive officer positions that are comparable to ours in terms of breadth, complexity and scope of responsibilities.

While we compete for executive talent to some degree with companies that have revenues significantly in excess of those represented in the surveys and peer groups, we believe that the companies represented in the surveys and peer group similarly compete with such larger companies and hence are an appropriate comparison for our employment market. Our compensation committee uses market data as one information point when making compensation decisions, understanding that such data cannot be applied formulaically. The compensation committee used this market data to ensure that no individual element of the total compensation was below a level that, in the determination of the compensation committee, would prevent the Company from effectively competing for talent. In addition to market compensation studies, our compensation committee has historically taken into account input from other sources, including input from the members of the compensation committee.

The compensation committee reviews the peer group annually and removes companies that it no longer believes are comparable and adds new companies that may now be comparable and have disclosed public information for which the compensation committee can compare. In fiscal year 2015, the compensation committee, based on recommendations of Compensia, determined to use the following peer group in its review and determination of the compensation for executive officers for fiscal year 2016:

Barracuda Networks, Inc.	Ellie Mae, Inc.	New Relic, Inc.	RingCentral, Inc.
Box, Inc.	Hubspot, Inc.	Paycom Software, Inc.	Veeva Systems, Inc.
Cornerstone OnDemand, Inc.	Imperva, Inc.	Paylocity Holding Corporation
Cvent, Inc.	LogMeIn, Inc.	Proofpoint, Inc.
Demandware, Inc.	Marketo, Inc.	Qualys, Inc.

In reviewing the peer group for appropriateness for fiscal year 2016, as compared to fiscal year 2015, Trulia, Inc. was removed from the list of comparable companies because it was acquired by Zillow Group, Inc. and Zillow was removed from the list of comparable companies because, following its acquisition of Trulia, Inc., its financial profile was no longer similar to our financial profile. Box, Inc., Hubspot, Inc., New Relic, Inc., Paycom Software, Inc., Paylocity Holding Corporation, and RingCentral, Inc. were added to the list of peer companies for fiscal year 2016 because the compensation committee determined that sufficient public information regarding the compensation for their executive officers was available and the financial, industry, and talent profiles of such companies were similar to ours.

Executive Compensation Program Elements

The following describes each element of our executive compensation program, the rationale for each and how compensation amounts and awards are determined.

Base Salaries

We provide a base salary as a fixed source of compensation for our Named Executive Officers, allowing them a degree of certainty relative to the significant portion of their compensation based on equity awards with values that are generally contingent on stock price appreciation. Our compensation committee recognizes the importance of base salaries as an element of compensation that helps to attract and retain highly qualified executive talent.

Generally, the initial base salaries of our executive officers are established through arm’s-length negotiation at the time the individual executive officer is hired, taking into account his or her qualifications, experience, comparable market data and prior salary level. Thereafter, our compensation committee generally reviews, and adjusts as necessary, base salaries for each of our Named Executive Officers annually. Our compensation committee does not apply specific formulas in setting base salary levels or determining adjustments from year to year, however our compensation committee targets paying each of our Named Executive Officers base salaries that are at least greater than the first quartile of our peer group, if such information is available, or at least greater than the first quartile of salaries found in the survey data that it utilizes for similar positions.

Additionally, in setting base salary levels, our compensation committee may consider a range of factors, including:

•	the individual’s anticipated responsibilities and experience, cash compensation for similarly situated executives at our peer group companies,

•	our compensation committee members’ experience and knowledge in compensating similarly situated individuals at other companies,

•	the value of the Named Executive Officer’s existing equity awards, our cash needs, and

•	a general sense of internal pay equity among our Named Executive Officers.

In February 2015, our compensation committee reviewed our Named Executive Officers’ base salaries. In making a determination that increases to the base salaries for each of the Named Executive Officers were necessary, the compensation committee took into account the competitive market for management within our industry and geographic area and the expanded obligations of the Named Executive Officers since the Company’s initial public offering. The base salaries of our Named Executive Officers prior to and following the increase approved by the compensation committee in February 2015 were as follows:

Named Executive Officer	Base Salary Prior to 2015 Increase ($)	Base Salary Following 2015 Increase ($)*
Mikkel Svane	300,000	350,000
Alan Black	275,000	300,000
John Geschke	265,000	285,000
Adrian McDermott	300,000	330,000
Amanda Kleha	220,000	245,000

*	Since the base salaries reflected above were effective as of February 2015, the salary paid to each of the Named Executive Officers, as reflected in our Summary Compensation Table, may differ for the amounts set forth above.

Performance-Based Incentives

We have adopted the Amended and Restated Executive Incentive Bonus Plan (the “Bonus Plan”) to provide for performance based incentive payments upon the attainment of performance targets related to Company financial and operational measures, Company objectives, individual performance objectives, or a combination thereof, in each case as set by the compensation committee.

Each executive officer who participates in the Bonus Plan has a target bonus opportunity set for each performance period, as well as one or more target objectives under the Bonus Plan for the performance period. The attainment level of the target objectives is measured at the end of each performance period after our financial reports have been published (or such other appropriate time as the compensation committee determines) with the payout based on such attainment level as approved by the compensation committee. The Bonus Plan also permits the compensation committee to approve additional bonuses to executive officers in its sole discretion and to adjust incentive payments (by increasing or decreasing the amount payable), in each case based on an executive officer’s attainment of individual performance objectives or other conditions, as determined by the compensation committee. The compensation committee did not use peer group data to set specific performance target levels, but used its general knowledge of our industry to ensure that performance target levels were appropriate and competitive.

The compensation committee believes that the payment of performance-based incentives under the Bonus Plan allows the Company to create short-term incentives for the management team that, given the alignment of the target objectives with the Company’s internal operating plan, will drive long term value creation for our stockholders by motivating each member of the management team to focus his or her efforts on successfully executing such operating plan.

For 2015, the compensation committee established a target objective under the Bonus Plan for each of the Named Executive Officers that had two weighted components. The compensation committee established two six-month performance periods for fiscal year 2015, with the first period (“1H 2015”) commencing on January 1, 2015 and ending on June 30, 2015 and the second period (“2H 2015”) commencing on July 1, 2015 and ending on December 31, 2015.

One component of the target objective, the Recurring Revenue Goal, was the percentage of achievement of the net recurring revenue added to customer accounts on our customer service platform during the period as compared to the internal operating plan. Net recurring revenue added during a period is determined by assessing the recurring revenue for all customer accounts on our customer service platform at the end of the period as compared to the recurring revenue for all customer accounts on our customer service platform at the beginning of the period. Recurring revenue for a customer account is a legal and contractual determination made by assessing the contractual terms of a customer account, as of the date of determination, as to the revenue the Company expects to generate in the next measurement period for such customer account, assuming no changes to the subscription and without taking into account any one-time discounts or any platform usage above the subscription base, if any, that may be applicable to such subscription. The Recurring Revenue Goal comprised 75% of the overall target objective for the Named Executive Officers for each of the six-month performance periods in fiscal year 2015.

The compensation committee chose the Recurring Revenue Goal as a component of the target objective for each of the Named Executive Officers because the compensation committee believes that increasing net recurring revenue has a direct impact on achieving revenue growth, a primary objective for the Company and its stockholders. Furthermore, the compensation committee believes that each of the Named Executive Officers was in a position to focus on the net addition of recurring revenue and the compensation committee desired to incentivize this focus.

The other component of the target objective, the Operating Margin Goal, was the percentage of achievement of non-GAAP operating margin for the period as compared to the internal operating plan. Non-GAAP operating margin is the ratio of the non-GAAP operating loss for a period (which excludes share-based compensation, employer tax related to employee stock transactions, amortization of share-based compensation capitalized in internal-use software, amortization of purchased intangibles, and transaction costs related to acquisitions from the GAAP operating loss for the period) to our revenue for the period. The Operating Margin Goal comprised 25% of the overall target objective for the Named Executive Officers for each of the six-month periods in 2015.

The compensation committee chose the Operating Margin Goal as a component of the target objective for each of the Named Executive Officers because the compensation committee believes that revenue growth must be achieved efficiently and with a long-term focus on achieving profitability. Further, the compensation committee believes that each of the Named Executive Officers was in a position to focus on scaling our operations efficiently and desired to incentivize this focus.

Overachievement of either of the Recurring Revenue Goal or the Operating Margin Goal has the potential to offset underachievement of the other component when determining the aggregate achievement of the target objective for each of the Named Executive Officers for a performance period. The determination of the level of achievement for the target objective is rounded to the nearest whole number. For every percentage of achievement of the target objective between the minimum threshold and full achievement of the target objective, 10% of the Named Executive Officer’s target bonus amount for the period is earned. The minimum achievement threshold for both performance periods in 2015 was 90% (at which no portion of the target bonus amount for the period is earned) and with the full amount of the target bonus amount for each performance period earned upon the full achievement of the target objective. For every 1% of achievement above the target objective, the Named Executive Officer was eligible to earn an additional 10% of the Named Executive Officer’s target bonus amount for the performance period, up to an aggregate maximum of 150% of the Named Executive Officer’s target bonus amount upon achievement of 105% of the target objective.

For fiscal year 2015, the compensation committee elected to pay the amounts to the Named Executive Officers under the Bonus Plan in restricted stock units that were fully vested upon grant, with the value of the restricted stock units to be granted to a Named Executive Officer equal to the amounts earned under the Bonus Plan for the period, as determined by the 30-day trailing average closing price of our stock on the NYSE prior to grant date. The compensation committee chose to pay the amounts to the Named Executive Officers under the Bonus Plan in restricted stock units because the compensation committee believed that it provided a balance between aligning the interests of the Named Executive Officers with those of our stockholders and an appropriate short-term incentive to our Named Executive Officers.

Information regarding the attainment of the target objective and payment of compensation to each of the Named Executive Officers under the Bonus Plan for 1H 2015 is as follows:

Name	Target Semi-Annual Bonus Award Under the Bonus Plan ($)	Recurring Revenue Goal Attainment % for 1H 2015	Operating Margin Goal Attainment % for 1H 2015	Target Objective Attainment % for 1H 2015	Aggregate Minimum Achievement Threshold Achievement	Payout Level	Value of 1H Payout ($)	Number of restricted stock units granted (#)
Mikkel Svane	61,250	94.3%	121.0%	101%	90%	110%	67,375	3,131
Alan Black	52,500	94.3%	121.0%	101%	90%	110%	57,750	2,684
John Geschke	50,000	94.3%	121.0%	101%	90%	110%	55,000	2,556
Adrian McDermott	58,000	94.3%	121.0%	101%	90%	110%	63,800	2,965
Amanda Kleha	43,000	94.3%	121.0%	101%	90%	110%	47,300	2,198

The compensation committee did not adjust the bonus payments payable to any of the Named Executive Officers under the Bonus Plan for 1H 2015 based on individual performance objectives or any other conditions.

The level of attainment of the target objective and payment of compensation to each of the Named Executive Officers for 2H 2015 was made in February 2016. Information regarding the attainment and payment of compensation to the Named Executive Officers under the Bonus Plan for 2H 2015 is as follows:

Name	Target Semi-Annual Bonus Award Under the Bonus Plan ($)	Recurring Revenue Goal Attainment % for 2H 2015	Operating Margin Goal Attainment % for 2H 2015	Target Objective Attainment % for 2H 2015	Aggregate Minimum Achievement Threshold Achievement	Payout Level	Value of 2H Payout ($)	Number of restricted stock units granted (#)
Mikkel Svane	61,250	86.8%	119.2%	95%	90%	50%	30,750	1,459
Alan Black	52,500	86.8%	119.2%	95%	90%	50%	26,250	1,246
John Geschke	50,000	86.8%	119.2%	95%	90%	50%	25,000	1,186
Adrian McDermott	58,000	86.8%	119.2%	95%	90%	50%	29,000	1,376
Amanda Kleha	43,000	86.8%	119.2%	95%	90%	50%	21,500	1,020

The compensation committee did not adjust the bonus payments payable to any of the Named Executive Officers under the Bonus Plan for 2H 2015 based on individual performance objectives or any other conditions.

Long-Term Equity Incentives

We believe that providing long-term incentives in the form of equity awards encourages our Named Executive Officers to take a long-term outlook and provides our Named Executive Officers with an incentive to manage our Company from the perspective of an owner with an equity stake in the business. By providing opportunities for our Named Executive Officers to benefit from future successes in our business through the appreciation of the value of their equity awards, the compensation committee believes that equity awards align our Named Executive Officers’ interests and contributions with the long-term interests of our stockholders. In addition, the compensation committee believes that offering meaningful equity ownership in our Company assists us in retaining our Named Executive Officers and other key employees.

Generally, our executive officers are granted equity awards at the time of hire, the size and form of which are determined through arm’s-length negotiation at the time of hire of the individual executive officer, taking into account his or her qualifications, experience, comparable market data and prior compensation level. The vesting for the equity awards granted to our executive officers upon hire generally vest as to 25% of the award during the month of the first anniversary of the date of hire, with the remaining portion of the award vesting in equal monthly installments over the subsequent 36 months.

In addition to equity awards paid in connection with the Bonus Plan, the equity compensation for our Named Executive Officers for fiscal year 2015 consisted of annual equity awards, in the form of stock options and restricted stock units. The compensation committee believes that, since the Company’s annual equity awards require an equity award holder’s continued provision of services to the Company through each applicable vesting date, the annual equity awards serve as effective retention tools.

For fiscal year 2015, the compensation committee targeted providing 75% of the intended aggregate fair value of all equity awards for each Named Executive Officer in the form of stock options and the remaining 25% as restricted stock units. Since the entire value of each stock option depends on future stock price appreciation, the compensation committee decided to heavily weight the annual equity awards towards stock options. The compensation committee believes that weighting the awards in this manner motivates the management team to focus its efforts on increasing the market value of the Company’s common stock through the execution of the Company’s long-term objectives. The compensation committee determined the weight of the restricted stock units in the annual equity awards based on its belief that this weighting would add to the retention effect of the annual equity awards, provide moderate reward for growth in the market price of the Company’s common stock, and permit the Company to use fewer shares in the grant of the annual equity awards than it would in granting annual equity awards that were comprised solely stock options.

The stock options used as part of our annual equity awards generally have a ten-year term and vest in equal monthly installments over four years, subject to an equity award holder’s continued provision of services to the Company through each applicable vesting date. The restricted stock unit portion of each annual equity award generally has a seven-year term and vests in equal monthly installments over four years, subject to an equity award holder’s continued provision of services to the Company through each applicable vesting date.

For its analysis of the intended aggregate fair value of the equity compensation to be granted to each Named Executive Officer for the year, the compensation committee compared the fair value of the award to those made to executives within the applicable peer group using a Black-Scholes methodology valuation for options that is consistent with ASC Topic 718 and the reported value for restricted stock units. We believe these comparisons provide important additional context for assessing the competitiveness of our equity-based compensation practices with market practices.

With the exception of the equity compensation provided to Mr. McDermott, the compensation committee targeted providing each of our Named Executive Officers with equity award grants with an aggregate fair value at a level that is near the median of executives with similar roles at comparable companies. Given the competitive nature of the industry in which we operate, the compensation committee believes equity compensation at this level is generally required to retain our existing Named Executive Officers and to hire new executive officers when and as required.

In determining the equity compensation for Mr. McDermott for fiscal year 2015, the compensation committee considered a blended analysis based on the fair value of annual equity awards granted to executives officers performing similar functions as Mr. McDermott within the applicable peer group and the percentage of the number of outstanding shares and market capitalization of the applicable company represented by annual equity awards to such executive officers. Given the competitiveness of recruiting and retention for executive officers performing similar functions as Mr. McDermott and the value of such functions in our internal plans, the compensation committee targeted equity compensation for Mr. McDermott equivalent to the 75 percentile of the blended analysis reviewed by the compensation committee for fiscal year 2015.

Employee Stock Purchase Plan

Participation in the 2014 Employee Stock Purchase Plan (“ESPP”) is available to all Named Executive Officers on the same basis as our other employees. However, any Named Executive Officers who are 5% stockholders, or would become 5% stockholders as a result of their participation in the ESPP, are ineligible to participate in the ESPP. Under the ESPP, eligible employees are granted options to purchase shares of our common stock through payroll deductions. The ESPP provides for eighteen-month offering periods, which include three six-month purchase periods. At the end of each purchase period, employees are able to purchase shares at 85% of the lower of the fair market value of our common stock at the beginning of an offering period or the fair market value of our common stock at the end of the purchase period. Since employees that participate in the ESPP have the opportunity to benefit from any appreciation in the value of the Company’s common stock due to the execution of the Company’s long-term objectives between the beginning of each offering period and end of each purchase period, we believe that offering the ESPP aligns the interests of our broad employee base with the Company’s long-term objectives.

Change in Control Payments

In fiscal year 2015, our compensation committee adopted a Change in Control Acceleration Plan (the “Acceleration Plan”) that provides participants with accelerated vesting of all outstanding and unvested equity awards in the event of the termination of the individual’s employment from the Company under specified circumstances following a change in control. All executive officers were provided with the opportunity to participate in the Acceleration Plan, however, participation was not mandatory and executive officers could elect to maintain any existing rights to the accelerated vesting of equity awards in lieu of participating in the

Acceleration Plan. However, once an executive officer makes an election to participate in the Acceleration Plan, the acceleration provisions of the Acceleration Plan supersede any other arrangements then in place related to the acceleration of equity awards. Following the adoption of the Acceleration Plan, the compensation committee does not anticipate that new executive officers will be eligible for change of control arrangements other than those provided by the Acceleration Plan.

Our compensation committee (and in periods prior to our initial public offering, our Board) determined that we would provide change in control arrangements to our Named Executive Officers in order to mitigate some of the risk that exists for executives working for a company that is smaller than many of its competitors. These arrangements are intended to attract and retain qualified executives that have alternatives that may appear to them to be less risky absent these arrangements, and to mitigate a potential disincentive to consideration and execution of such an acquisition, particularly where the services of these executive officers may not be required by the acquirer. We also believe that entering into these arrangements and the level of acceleration provided by such arrangements will help these executive officers maintain continued focus and dedication to their responsibilities to help maximize stockholder value if there is a potential transaction that could involve a change in control of the Company.

Messrs. Svane, Black, and Geschke have acceleration provisions pursuant to agreements that pre-date the adoption of the Acceleration Plan. Ms. Kleha and Mr. McDermott are participants in the Acceleration Plan. The terms of the acceleration arrangements for Mr. Svane are consistent with the terms of the Acceleration Plan. The acceleration arrangements for each of Messrs. Black and Geschke were established in arm’s-length negotiations in connection with the hire of Messrs. Black and Geschke.

For quantification of, and additional information regarding, the change of control arrangements of our Named Executive Officers, please see the discussion under “Executive Compensation—Potential Payments Upon Termination or Change in Control.”

Welfare and Other Benefits

We have established a tax-qualified Section 401(k) retirement plan that provides eligible U.S. employees with an opportunity to save for retirement on a tax-advantaged basis. Under this plan, employees may elect to defer their eligible compensation by up to the statutory limit and contribute to the plan. We currently do not match any contributions made to the plan by our employees, including our Named Executive Officers.

In addition, we provide other employee welfare and benefit programs to our executive officers, including the Named Executive Officers, on the same basis as all of our full-time employees in the country in which they are resident. These benefits include medical, dental, and vision benefits, medical and dependent care flexible spending accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance and basic life insurance coverage.

We design our employee welfare and benefit programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee welfare and benefit programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.

Other than payment for parking, we do not generally provide perquisites to our executive officers, except in limited situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment and retention purposes.

In the future, we may provide perquisites or other personal benefits in circumstances, such as where we believe it is appropriate to assist an individual executive officer in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment, motivation, or retention purposes. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the compensation committee.

Other Compensation Policies

Stock Ownership Guidelines

We do not have any equity security ownership guidelines or requirements for our Named Executive Officers or directors and we do not have any formal or informal policies or guidelines for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation or among different forms of non-cash compensation.

Policy Regarding the Pricing and Timing of Equity Awards

All equity awards to our employees, including executive officers, and to our directors have been granted at the closing price of our stock on the New York Stock Exchange on the date of grant and reflected in our consolidated financial statements, based upon the applicable accounting guidance, based on such price. We have not adopted a policy or practice pertaining to the timing of stock option grants to executive officers relative to the timing of the release of material nonpublic information. We do not currently have any plans to implement such a policy or practice.

Insider Trading Policy and Rule 10b5-1 Sales Plans

We have an insider trading policy that prohibits our officers, directors and certain other persons from engaging in, among other things, short sales, hedging of stock ownership positions, use our securities as collateral in a margin account, the pledging of our securities as collateral for loans, and transactions involving derivative securities relating to the Company’s common stock. Our insider trading policy permits our officers, directors and employees to enter into trading plans complying with Rule 10b5-1 under the Exchange Act.

Tax Considerations

Internal Revenue Code Section 162(m) limits the amount that we may deduct for compensation paid to our Chief Executive Officer and to certain other highly compensated officers (other than our Chief Financial Officer) to $1,000,000 per person, unless certain exemption requirements are met. Exemptions to this deductibility limit may be made for various forms of “performance-based” compensation. In addition to salary, the fair market value of restricted stock units upon vesting and, upon the exercise of stock options, the excess of the market price over the option price, or option spread, is treated as compensation and accordingly, in any year, such exercise may cause certain executive officer’s total compensation to exceed $1,000,000. While the compensation committee cannot predict how the deductibility limit may impact our compensation program in future years, the compensation committee intends to maintain an approach to executive compensation that strongly links pay to performance. In addition, while the compensation committee has not adopted a formal policy regarding tax deductibility of compensation paid to our Named Executive Officers, the compensation committee considers tax deductibility under Section 162(m) as a factor in compensation structure. We may from time to time pay compensation or grant equity awards to our executive officers, however, that may not be deductible when, for example, we believe that such compensation is appropriate and in the best interests of our stockholders, after taking into consideration changing business conditions and/or the executive officer’s performance.

EXECUTIVE COMPENSATION

Summary Compensation Table—2015

The following table presents summary information regarding the total compensation awarded to, earned by, and paid to each Named Executive Officer for services rendered in all capacities to the Company for such years.

Name and Principal Position(1)	Year	Salary ($)(2)	Bonus ($)(3)	Stock Awards ($)(4)	Option Awards ($)(5)	Non-Equity Incentive Plan Compensation ($)		Total ($)
Mikkel Svane	2015	378,846	—	1,108,003	2,970,733	—		4,457,582
Chief Executive Officer	2014	285,385	18,750	—	14,006,605	52,500	(6)	14,363,240
	2013	200,000	74,906	—	—	—		274,906

Alan Black	2015	311,821	—	527,141	1,307,429	—		2,146,391
Senior Vice President and Chief Financial Officer	2014	269,885	15,000	—	814,338	48,125	(6)	1,147,348
	2013	240,000	59,925	—	552,160	—		852,085

John Geschke	2015	308,172	—	357,296	821,448	—		1,486,916
Senior Vice President, Administration, General Counsel, and Secretary

Adrian McDermott,	2015	361,154	—	3,186,033	1,594,425	—		5,141,612
Senior Vice President, Product Development	2014	291,231	10,000		1,628,675	52,500	(6)	1,982,406
	2013	240,000	39,950	—	1,577,600	—		1,857,550

Amanda Kleha,	2015	262,243	—	413,336	1,020,432	—		1,696,011
Senior Vice President, Velocity Businesses

(1)	John Geschke and Amanda Kleha were not Named Executive Officers for fiscal year 2014 or fiscal year 2013. Adrian McDermott was not a Named Executive Officer for fiscal year 2014.
(2)	The amounts reported include amounts paid to each Named Executive Officer pursuant to a one-time payment for accrued paid time-off in connection with a change in our paid time-off policy for U.S. salaried employees.
(3)	The amounts reported represent discretionary bonuses paid during the applicable fiscal year to each Named Executive Officer for exemplary Company performance.
(4)	The amounts reported represent the aggregate grant date fair value of the stock awards granted to the Named Executive Officer in the fiscal year ended December 31, 2015, calculated in accordance with FASB ASC Topic 718. Such aggregate grant date fair value does not take into account any estimated forfeitures related to service-vesting conditions. The assumptions used in calculating the grant date fair value of the stock awards reported in this column are set forth in the notes to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015. The amounts reported in this column reflect the accounting cost for these stock awards, and do not correspond to the actual economic value that may be received by the Named Executive Officers upon vesting of the awards. The amounts reported include the stock awards paid pursuant to the Bonus Plan.
(5)

The amounts reported represent the aggregate grant date fair value of the stock options awarded to the Named Executive Officer in the fiscal years ended December 31, 2013, 2014 and 2015, as applicable, calculated in accordance with FASB ASC Topic 718. Such aggregate grant date fair value does not take into account any estimated forfeitures related to service-vesting conditions. The assumptions used in calculating the grant date fair value of the stock options reported in this column for fiscal year 2015 are set forth in the notes to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015. The amounts reported in this column reflect the accounting cost for these stock options, and do not correspond to the actual economic value that may be received by the Named Executive Officers upon exercise of the options.
(6)	The amounts reported represent the cash bonuses paid pursuant to the Bonus Plan for the fiscal year ended December 31, 2014.

Grants of Plan-Based Awards in 2015

The following table sets forth information regarding grants of awards made to our Named Executive Officers during fiscal year 2015.

Name	Grant Date	All other Stock Awards: Number of Shares of Stock or units (#)(1)		All other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant date fair value of Stock and Option Awards
Mikkel Svane	2/5/2015			232,900	(2)	24.77	2,970,733
	2/5/2015	40,900	(3)				1,013,093
	8/6/2015	3,131	(4)				70,166

Alan Black	2/5/2015			102,500	(2)	24.77	1,307,429
	2/5/2015	18,000	(3)				445,860
	8/6/2015	2,684	(4)				60,148

John Geschke	2/5/2015			64,400	(2)	24.77	821,448
	2/5/2015	11,300	(3)				279,901
	8/6/2015	2,556	(4)				57,280

Adrian McDermott	2/5/2015			125,000	(2)	24.77	1,594,425
	2/5/2015	125,000	(3)				3,096,250
	8/6/2015	2,965	(4)				66,446

Amanda Kleha	2/5/2015			80,000	(2)	24.77	1,020,432
	2/5/2015	14,000	(3)				346,780
	8/6/2015	2,198	(4)				49,257

(1)	On February 18, 2016, Mikkel Svane, Alan Black, John Geschke, Adrian McDermott, and Amanda Kleha were granted 1,459, 1,246, 1,186, 1,376, and 1,020 restricted stock units, respectively, under our 2014 Stock Option and Incentive Plan (the “2014 Plan”), in satisfaction of performance-based incentives earned under our Bonus Plan for 2H 2015. The restricted stock units were fully vested on the date of grant.
(2)	The stock option was granted under our 2014 Plan, has a ten-year term and vests monthly over four years, subject to the executive officer’s continued employment through each applicable vesting date.
(3)	The restricted stock units were granted under our 2014 Plan, have a seven-year term and vest monthly over four years, subject to the executive officer’s continued employment through each applicable vesting date.
(4)	The restricted stock units were granted under our 2014 Plan in satisfaction of performance-based incentives earned under our Bonus Plan for 1H 2015 and were fully vested on the date of grant.

Outstanding Equity Awards at Fiscal Year-End Table – 2015

The following table summarizes, for each of the Named Executive Officers, the outstanding equity awards held as of December 31, 2015.

			Option Awards(1)(2)				Stock Awards(2)(3)(4)(5)
Name	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Mikkel Svane	2/13/2014	(6)(7)(8)	2,150,000	—	9.52	2/13/2024
	2/5/2015	(7)(9)	48,520	184,380	24.77	2/5/2025
	2/5/2015	(7)(10)					32,380	856,127

Alan Black	11/9/2011	(8)(11)(12)					137,500	3,635,500
	5/3/2013	(8)(11)(13)	63,100	—	6.24	5/3/2023
	2/13/2014	(8)(11)(14)	84,000	—	9.52	2/13/2024
	2/5/2015	(11)(15)	21,353	81,147	24.77	2/5/2025
	2/5/2015	(11)(16)					14,251	376,796

John Geschke	7/18/2012	(8)(17)(18)	51,615	—	2.30	7/18/2022
	5/3/2013	(8)(17)(19)	85,000	—	6.24	5/3/2023
	2/13/2014	(8)(17)(20)	125,000	—	9.52	2/13/2024
	2/5/2015	(17)(21)	13,416	50,984	24.77	2/5/2025
	2/5/2015	(17)(22)					8,946	236,532

Adrian McDermott	5/3/2013	(8)(23)(24)	474,167	—	6.24	5/3/2023
	2/13/2014	(8)(23)(25)	241,238	—	9.52	2/13/2024
	2/5/2015	(23)(26)	26,041	98,959	24.77	2/5/2025
	2/5/2015	(23)(27)					98,959	2,616,476

Amanda Kleha	10/13/2009	(8)(28)	56,750	—	0.09	10/1/2019
	11/9/2011	(8)(28)	2,292	—	0.61	11/9/2021
	5/3/2013	(8)(29)(30)	37,500	—	6.24	5/3/2023
	2/13/2014	(8)(29)(31)	17,709	—	9.52	2/13/2024
	9/4/2014	(29)(32)	17,708	32,292	24.89	9/4/2024
	2/5/2015	(29)(33)	16,666	63,334	24.77	2/5/2025
	2/5/2015	(29)(34)					11,084	293,061

(1)	Each stock option was granted pursuant to our 2014 Plan, unless otherwise indicated below. Unless otherwise described in the footnotes below, the stock options are not immediately exercisable.
(2)	Unless otherwise described in the footnotes below, the vesting of each equity award on a vesting date is subject to the equity award holder’s provision of service through such vesting date.
(3)	In February 2016, we granted 35,000 restricted stock units to Ms. Kleha under our 2014 Plan, and 1,459, 1,246, 1,186, 1,376, and 1,020 restricted stock units under our 2014 Plan to Messrs. Svane, Black, Geschke, and McDermott and Ms. Kleha, respectively (the “2H 2015 Incentive Grants”). The 2H 2015 Incentive Grants were granted in satisfaction of performance based incentives earned under our Bonus Plan for the performance period commencing July 1, 2015 and ending December 31, 2015.
(4)	Each stock award was granted pursuant to our 2014 Plan, unless otherwise indicated below. Unless otherwise described in the footnotes below, each stock award vests over a four-year period, with 25% of the shares to vest upon completion of one year of service measured from the vesting commencement date, and the balance to vest in 36 successive equal monthly installments thereafter.
(5)	Amounts calculated using the closing market price of a share of the Company’s common stock as of December 31, 2015, which was $26.44.

(6)	This stock option to purchase 2,150,000 shares of our common stock vests in 60 equal monthly installments commencing on February 13, 2014, and is immediately exercisable.
(7)	This equity award will accelerate in full if, upon a “sale event” (as defined in the 2009 Stock Option and Grant Plan (the “2009 Plan”) or the 2014 Plan, as applicable) of the Company, Mr. Svane’s employment with us is terminated by us without “cause” (with a definition that is consistent with the definition in the Acceleration Plan) or by Mr. Svane for “good reason” (with a definition that is consistent with the definition in the Acceleration Plan) at any time during the period that ends 12 months following the consummation date of the change of control of the Company.
(8)	This stock option was granted under our 2009 Plan.
(9)	This stock option to purchase 232,900 shares of our common stock vests in 48 equal monthly installments commencing on February 5, 2015.
(10)	This restricted stock unit for 40,900 shares of our common stock vests in 48 equal monthly installments commencing on February 5, 2015.
(11)	The equity award has full vesting acceleration in the event that there is a “sale event” (as defined in the 2009 Plan or the 2014 Plan, as applicable) and Mr. Black does not retain his current position in the combined ongoing company.
(12)	This stock award for 750,000 shares of our common stock vests over a five-year period with 20% vested upon completion of one year of service measured from the grant date, and the balance vesting in 48 successive equal monthly installments thereafter.
(13)	This stock option to purchase 175,000 shares of our common stock vests in 48 equal monthly installments commencing on April 23, 2013, and is immediately exercisable.
(14)	This stock option to purchase 125,000 shares of our common stock vests in 60 equal monthly installments commencing on February 13, 2014, and is immediately exercisable.
(15)	This stock option to purchase 102,500 shares of our common stock vests in 48 equal monthly installments commencing on February 5, 2015.
(16)	This restricted stock unit for 18,000 shares of our common stock vests in 48 equal monthly installments commencing on February 5, 2015.
(17)	In the event of a “sale event” (as defined in the 2009 Plan or the 2014 Plan, as applicable), 100% of the unvested and outstanding equity awards held by Mr. Geschke will be fully accelerated.
(18)	This stock option to purchase 312,500 shares of our common stock vests over a four-year period with 25% vested on July 9, 2013, and the balance vesting in 36 successive equal monthly installments thereafter. This stock option is immediately exercisable.
(19)	This stock option to purchase 100,000 shares of our common stock vests in 48 equal monthly installments commencing on April 23, 2013, and is immediately exercisable.
(20)	This stock option to purchase 125,000 shares of our common stock vests in 60 equal monthly installments commencing on February 13, 2014, and is immediately exercisable.
(21)	This stock option to purchase 64,400 shares of our common stock vests in 48 equal monthly installments commencing on February 5, 2015.
(22)	This restricted stock unit for 11,300 shares of our common stock vests in 48 equal monthly installments commencing on February 5, 2015.
(23)	This equity award will accelerate in full if, upon a “change in control” (as defined in the Acceleration Plan) of the Company, Mr. McDermott’s employment with us is terminated by us without “cause” (as defined in the Acceleration Plan) or by Mr. McDermott for “good reason” (as defined in the Acceleration Plan) at any time during the period that ends 12 months following the consummation date of the change of control of the Company.
(24)	This stock option to purchase 500,000 shares of our common stock vests in 60 equal monthly installments following April 23, 2013, and is immediately exercisable.
(25)	This stock option to purchase 250,000 shares of our common stock vests in 60 equal monthly installments following February 13, 2014, and is immediately exercisable.
(26)	This stock option to purchase 125,000 shares of our common stock vests in 48 equal monthly installments commencing on February 5, 2015.

(27)	This restricted stock unit for 125,000 shares of our common stock vests in 48 equal monthly installments commencing on February 5, 2015.
(28)	This stock option is fully vested and exercisable.
(29)	This equity award will accelerate in full if, upon a “change in control” (as defined in the Acceleration Plan) of the Company, Ms. Kleha’s employment with us is terminated by us without “cause” (as defined in the Acceleration Plan) or by Ms. Kleha for “good reason” (as defined in the Acceleration Plan) at any time during the period that ends 12 months following the consummation date of the change of control of the Company.
(30)	This stock option to purchase 100,000 shares of our common stock vests in 48 equal monthly installments commencing on April 23, 2013, and is immediately exercisable.
(31)	This stock option to purchase 25,000 shares of our common stock vests in 48 equal monthly installments commencing February 13, 2014, and is immediately exercisable.
(32)	This stock option to purchase 50,000 shares of our common stock vests in 48 equal monthly installments commencing July 22, 2014.
(33)	This stock option to purchase 80,000 shares of our common stock vests in 48 equal monthly installments commencing February 5, 2015.
(34)	This restricted stock unit for 14,000 shares of our common stock vests in 48 equal monthly installments commencing on February 5, 2015.

Option Exercises and Stock Vested in 2015

The following table sets forth the number of shares of common stock acquired during 2015 by our Named Executive Officers upon the exercise of stock options and the vesting of restricted stock unit awards and the value realized upon such exercise or vesting.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
Mikkel Svane	—	—	11,651	262,377

Alan Black	65,400	1,037,340	6,433	145,810

John Geschke	181,885	3,694,313	4,910	111,790

Adrian McDermott	344,215	7,805,127	29,006	648,446

Amanda Kleha	106,042	2,267,857	5,114	115,978

(1)	The value realized on exercise is the difference between the market price of the shares of the Company’s common stock underlying the options when exercised and the applicable exercise price.
(2)	The amounts disclosed include the fully vested restricted stock units granted under our 2014 Plan in satisfaction of performance-based incentives earned under our Bonus Plan for 1H 2015. The amounts do not include the restricted stock units granted in February 2016 in satisfaction of performance-based incentives earned under our Bonus Plan for 2H 2015.
(3)	The value realized on vesting is determined by multiplying the number of vested restricted stock units by the closing price of the Company’s common stock on the day prior to the vesting date.

Pension Benefits

Aside from our 401(k) plan, which is described below, we do not maintain any pension plan or arrangement under which our Named Executive Officers are entitled to participate or receive post-retirement benefits.

Non-Qualified Deferred Compensation

We do not maintain any nonqualified deferred compensation plans or arrangements under which our Named Executive Officers are entitled to participate.

Executive Employment Arrangements

Offer Letters and Employment Agreements

Alan Black

On October 28, 2011, we entered into an offer letter with Mr. Black for the position of Chief Financial Officer. The offer letter provides for his at-will employment and sets forth his initial base salary, initial equity award, equity acceleration provisions and eligibility for the Company’s benefit plans generally.

John Geschke

On May 30, 2012, we entered into an offer letter with Mr. Geschke for the position of General Counsel. Mr. Geschke was subsequently promoted and appointed as our Senior Vice President Administration on October 28, 2015, in addition to his role as General Counsel. The offer letter generally provides for his at-will employment and sets forth his initial base salary, initial equity award, equity acceleration provisions and eligibility for the Company’s benefit plans generally.

Adrian McDermott

On June 16, 2010, we entered into an offer letter with Mr. McDermott for the position of Vice President of Engineering. The offer letter generally provides for his at-will employment and sets forth his initial base salary, initial equity award and eligibility for the Company’s benefit plans generally.

Amanda Kleha

On September 25, 2009, we entered into an offer letter with Ms. Kleha for the position of Director of Online Marketing. Ms. Kleha was subsequently promoted and appointed as our Senior Vice President, Velocity Businesses on October 28, 2015. The offer letter provides for her at-will employment and sets forth her initial base salary, initial equity award, and eligibility for the Company’s benefit plans generally.

Potential Payments upon Termination or Change of Control

Acceleration of Equity Awards

Mikkel Svane

In the event of a “sale event” (as defined in the 2009 Plan or the 2014 Plan, as applicable), if Mr. Svane’s employment is terminated by us without “cause” or by Mr. Svane for “good reason” (in each case, as defined in the applicable equity award agreement, with definitions consistent with those in the Acceleration Plan) at any time during the period that ends 12 months following the sale event, then 100% of the outstanding and unvested equity awards held by Mr. Svane will be fully accelerated.

Alan Black

In the event of a “sale event” (as defined in the 2009 Plan or the 2014 Plan, as applicable) in which Mr. Black does not retain his current position in the combined ongoing company, 100% of the outstanding and unvested equity awards held by Mr. Black will be fully accelerated.

John Geschke

In the event of a “sale event” (as defined in the 2009 Plan or the 2014 Plan, as applicable), 100% of the outstanding and unvested equity awards held by Mr. Geschke will be fully accelerated.

Adrian McDermott

Pursuant to the provisions of the Acceleration Plan, in the event of a “change in control” (as defined in the Acceleration Plan), if Mr. McDermott’s employment is terminated by us without “cause” or by Mr. McDermott for “good reason” (in each case, as defined in the Acceleration Plan) at any time during the period that ends 12 months following the change in control, then 100% of the outstanding and unvested equity awards held by Mr. McDermott will be fully accelerated.

Amanda Kleha

Pursuant to the provisions of the Acceleration Plan, in the event of a “change in control” (as defined in the Acceleration Plan), if Ms. Kleha’s employment is terminated by us without “cause” or by Ms. Kleha for “good reason” (in each case, as defined in the Acceleration Plan) at any time during the period that ends 12 months following the change in control, then, 100% of the outstanding and unvested equity subject to the equity awards held by Ms. Kleha will be fully accelerated.

Value of Potential Payments upon Termination or Change of Control

Payments on Qualifying Event in Connection with Change in Control ($)(1)

Name	Value of Accelerated Stock Options($)(2)	Value of Accelerated Restricted Stock Units($)(3)	Total($)
Mikkel Svane	23,347,321	856,127	24,203,448

Alan Black	2,653,368	3,928,421	6,581,789

John Geschke	3,198,128	236,532	3,434,660

Adrian McDermott	7,557,620	2,616,476	10,174,096

Amanda Kleha	1,058,299	293,061	1,351,360

(1)	A qualifying event for a Named Executive Officer is deemed to occur when the conditions set forth in the section “Potential Payments upon Termination or Change of Control -Acceleration of Equity Awards” have been met.
(2)	Based on a common stock price of $26.44, equal to the closing market price of the Company’s common stock on December 31, 2015, less the applicable exercise price for each option for which vesting would have been accelerated.
(3)	Based on a common stock price of $26.44, equal to the closing market price of the Company’s common stock on December 31, 2015.

Equity Compensation Plan Information

The table below presents information as of December 31, 2015 for our equity compensation plans approved by our stockholders. We do not have any equity compensation plans that have not been approved by our stockholders.

Plan Category	(a) Number of common stock to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights(1)	(c) Number of shares of common stock remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a)
Equity compensation plans approved by stockholders(2)	10,778,001	$11.94	6,417,992
Equity compensation plans not approved by stockholders	—	—	—
Total	10,778,001	$11.94	6,417,992

(1)	The weighted-average exercise price is calculated based solely on outstanding stock options. It does not reflect the shares that will be issued in connection with the settlement of restricted stock units, since restricted stock units have no exercise price.
(2)	Includes our 2014 Plan and our ESPP. Our 2014 Plan provides that the number of shares reserved and available for issuance under the plan will automatically increase each January 1, beginning on January 1, 2015, by 5% of the outstanding number of shares of our common stock on the immediately preceding December 31 or such lesser number of shares as determined by our compensation committee. Our ESPP provides that the number of shares reserved and available for issuance will automatically increase each January 1, beginning on January 1, 2015, by the lesser of 1,500,000 shares of our common stock, 1% of the outstanding number of shares of our common stock on the immediately preceding December 31, or such lesser number of shares as determined by our compensation committee. On January 1, 2016, the number of shares available for issuance under our 2014 Plan and our ESPP increased by 4,516,051 shares and 903,210 shares, respectively, pursuant to these provisions. These increases are not reflected in the table above.

Section 401(k) Plan

We maintain a tax-qualified retirement plan that provides eligible U.S. employees with an opportunity to save for retirement on a tax-advantaged basis. Plan participants are able to defer eligible compensation subject to applicable annual statutory limits. We have the ability to make discretionary contributions to the 401(k) plan but have not done so to date. The 401(k) plan is intended to be qualified under Section 401(a) of the Code with the 401(k) plan’s related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan.

Non-Employee Director Compensation

We maintain a policy providing for annual cash and equity retainers for our non-employee directors pursuant to which our non-employee directors receive the following annual cash retainers for their service:

Cash Retainer ($)
Annual Retainer for Non-Employee Directors	$30,000
Additional Annual Retainer for Audit Committee Chairperson	15,000
Additional Annual Retainer for Compensation Committee Chairperson	10,000
Additional Annual Retainer for Nominating and Corporate Governance Committee Chairperson	10,000
Additional Annual Retainer for Audit Committee Non-Chairperson Members	7,500
Additional Annual Retainer for Compensation Committee Non-Chairperson Members	5,000
Additional Annual Retainer for Nominating and Corporate Governance Committee Non-Chairperson Members	5,000

Our policy provides that on the date of each annual meeting of stockholders, each non-employee continuing director will be granted an annual award of restricted stock units having a fair market value of $150,000. The award of restricted stock units granted will fully vest on the first anniversary of the grant date, in each case, subject to continued service as a director through the vesting date. In addition, such awards are subject to full acceleration of vesting upon the sale of the Company. In addition to the compensation for non-employee directors set forth in our policy, the Board, based on recommendations by the compensation committee, makes determinations regarding the grant of equity awards to non-employee directors upon the commencement of such director’s service on our Board.

The following table presents the total compensation for each person who served as a non-employee member of our Board during fiscal year 2015. Other than as set forth in the table and described more fully below, we did not pay any compensation, make any equity awards or non-equity awards to, or pay any other compensation to any of the other non-employee members of our Board in fiscal year 2015. Directors who are also our employees receive no additional compensation for their service as a director. The compensation received by Mr. Svane as an employee of the Company is presented in “Executive Compensation—Summary Compensation Table—2015.”

Director Compensation Table—2015(1)

Director Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)(3)		Total ($)
Peter Fenton, Dana Stalder, Devdutt Yellurkar(4)	—	—		—
Caryn Marooney(5)	35,000	149,987	(6)	184,987
Elizabeth Nelson(7)	45,000	149,987	(6)	194,987
Michelle Wilson(8)	47,500	149,987	(6)	197,487

(1)	On February 23, 2016, the Board granted Carl Bass a stock option pursuant to our 2014 Plan to purchase up to 50,000 shares of the Company’s common stock in connection with Mr. Bass’ February 2016 appointment as a director. The stock option vests over 48 months in equal monthly installments and has an exercise price of $17.49 per share.
(2)

The amounts reported represent the aggregate grant date fair value of the stock awards, awarded to the director in fiscal year 2015, calculated in accordance with FASB ASC Topic 718. Such aggregate grant date fair value does not take into account any estimated forfeitures related to service-vesting conditions. The assumptions used in calculating the grant date fair value of the stock options and stock awards, as applicable reported in this column are set forth in the notes to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015. The amounts reported in this column reflect the accounting cost for these stock awards and do not correspond to the actual economic value that may be received by the directors.
(3)	Each restricted stock unit award was granted pursuant to our 2014 Plan. Unless otherwise specified, each restricted stock unit award will fully vest on the first anniversary of the grant date, in each case, subject to continued service as a director through the vesting date.
(4)	Messrs. Fenton, Stalder, and Yellurkar agreed to waive their annual cash retainers and restricted stock unit grants for the year ended December 31, 2015. Mr. Yellurkar’s service as a director concluded on May 12, 2015. Neither of Messrs. Fenton or Stalder held any outstanding equity awards as of December 31, 2015.
(5)	As of December 31, 2015, Ms. Marooney held a stock option to purchase 162,500 shares of our common stock and 6,741 restricted stock units.
(6)	While the Company targets granting non-employee directors an annual award of restricted stock units having a fair market value of $150,000, the annual award grants of restricted stock units were made for whole shares. Due to rounding the fair market value of such grants is less than $150,000.
(7)	As of December 31, 2015, Ms. Nelson held options to purchase 72,169 shares of our common stock, 4,523 shares of restricted stock and 6,741 restricted stock units.
(8)	As of December 31, 2015, Ms. Wilson held 84,636 shares of restricted stock and 6,741 restricted stock units.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, or in the past year has served, as a member of the Board or compensation committee of any entity that has one or more executive officers serving on our Board or compensation committee.

Report of the Compensation Committee of the Board of Directors

The information contained in this compensation committee report shall not be deemed to be (1) “soliciting material,” (2) “filed” with the SEC, (3) subject to Regulations 14A or 14C of the Exchange Act, or (4) subject to the liabilities of Section 18 of the Exchange Act. No portion of this compensation committee report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that Zendesk specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

The compensation committee has reviewed and discussed the sections captioned “Compensation Discussion and Analysis” and “Executive Compensation” with management. Based on such review and discussions, the compensation committee recommended to the Board that these “Compensation Discussion and Analysis” and “Executive Compensation” sections be included in this proxy statement for the year ended December 31, 2015.

Compensation Committee

Peter Fenton (Chair)

Carl Bass

Caryn Marooney

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of February 29, 2016, for:

•	each of our Named Executive Officers;

•	each of our directors;

•	all of our directors and executive officers as a group; and

•	each person known by us to be the beneficial owner of more than five percent of any class of our voting securities.

We have determined beneficial ownership in accordance with the rules of the SEC, and therefore it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable. We have deemed shares of our common stock subject to options and restricted stock units outstanding as of February 29, 2016 that were exercisable or issuable or will become exercisable or issuable within 60 days of February 29, 2016 to be outstanding and to be beneficially owned by the person holding the option or restricted stock unit for the purpose of computing the percentage ownership of that person but have not treated them as outstanding for the purpose of computing the percentage ownership of any other person.

We have based percentage ownership of our common stock on 90,825,007 shares of our common stock outstanding as of February 29, 2016.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Zendesk, Inc., 1019 Market Street, San Francisco, California 94103.

	Shares Beneficially Owned
	Number	Percentage
Named Executive Officers and Directors:
Mikkel Svane(1)	5,687,052	6.1%
Alan Black(2)	634,583	*
John Geschke(3)	274,142	*
Adrian McDermott(4)	839,093	*
Amanda Kleha(5)	167,668	*
Peter Fenton(6)(12)	5,502,201	6.1%
Caryn Marooney(7)	171,349	*
Elizabeth Nelson(8)	152,598	*
Dana Stalder(9)	1,632,418	1.8%
Michelle Wilson	171,349	*
Carl Bass(10)	2,083	*
All directors and executive officers as a group (14 persons)(11)	16,218,470	17.0%
Other 5% or Greater Stockholders:
Benchmark Capital Partners VI, LP(12)	5,271,173	5.9%
FMR LLC(13)	13,304,611	14.6%
The Vanguard Group(14)	4,661,025	5.1%

*	Represents beneficial ownership of less than one percent (1%) of the outstanding shares of our common stock.

(1)	Consists of (i) 3,468,272 shares held of record, (ii) 2,217,928 shares subject to outstanding options which are exercisable within 60 days of February 29, 2016, and (iii) 852 shares issuable within 60 days of February 29, 2016 upon the vesting of restricted stock units.
(2)	Consists of (i) 120,013 shares held of record, (ii) 262,800 shares held by the Alan J. Black and Linda J. Black, Trustees of Black Family Trust—2001 U/I DTD. November 26, 2001, in which Mr. Black shares voting and dispositive power, (iii) 40,000 shares held by the Black 2013 Family Heritage Trust, in which Mr. Black shares voting and dispositive power, (iv) 40,000 shares held by the Black 2014 Family Heritage Trust, in which Linda Black, Mr. Black’s wife, shares voting and dispositive power, (v) 171,395 shares subject to outstanding options which are exercisable within 60 days of February 29, 2016, and (vi) 375 shares issuable within 60 days of February 29, 2016 upon the vesting of restricted stock units.
(3)	Consists of (i) 3,509 shares held of record, (ii) 270,398 shares subject to outstanding options which are exercisable within 60 days of February 29, 2016, and (iii) 235 shares issuable within 60 days of February 29, 2016 upon the vesting of restricted stock units.
(4)	Consists of (i) 84,627 shares held of record and (ii) 751,862 shares subject to outstanding options which are exercisable within 60 days of February 29, 2016, and (iii) 2,604 shares issuable within 60 days of February 29, 2016 upon the vesting of restricted stock units.
(5)	Consists of (i) 7,190 shares held of record (ii) 159,457 shares subject to outstanding options which are exercisable within 60 days of February 29, 2016, and (iii) 1,021 shares issuable within 60 days of February 29, 2016 upon the vesting of restricted stock units.
(6)	Consists of (i) 231,028 shares held by Mr. Fenton’s family trust, over which Mr. Fenton exercises voting and dispositive control and (ii) the shares listed in footnote 12 below which are held of record by Benchmark Capital Partners VI, L.P. Mr. Fenton is a managing member of Benchmark Capital Management Co. VI, L.L.C., the general partner of Benchmark Capital Partners VI, L.P. and, therefore, may be deemed to hold voting and dispositive power over the shares held by Benchmark Capital Partners VI, L.P. Mr. Fenton disclaims beneficial ownership of the shares which are held of record by Benchmark Capital Partners VI, L.P. except to the extent of any pecuniary interest therein.
(7)	Consists of (i) 8,849 shares held of record and (ii) 162,500 shares subject to outstanding options which are exercisable within 60 days of February 29, 2016.
(8)	Consists of (i) 80,429 shares held of record and (ii) 72,169 shares subject to outstanding options which are exercisable within 60 days of February 29, 2016.
(9)	Consists of (i) 1,554,469 shares, or the Matrix Shares, held by Matrix Partners IX, L.P., or Matrix IX, (ii) 2,672 shares, or the Weston Shares, held by Weston & Co. IX L.L.C., or Weston IX, as nominee for Vista Grande Trust, a trust of which Dana Stalder is the trustee and a beneficiary, or the Trust, and (iii) 75,277 shares, or the Trust Shares, held by the Trust. Matrix IX Management Co., L.L.C., or Matrix IX MC, is the general partner of Matrix IX, and Mr. Stalder is a managing member of Matrix IX MC. Mr. Stalder has sole voting and dispositive power with respect to the Matrix IX Shares. The Trust has sole voting and dispositive power with respect to the Weston Shares and the Trust Shares. Mr. Stalder disclaims beneficial ownership of the Matrix IX shares and the Trust Shares, except to the extent of his pecuniary interest therein.
(10)	Consists of 2,083 shares subject to outstanding options which are exercisable within 60 days of February 29, 2016.
(11)	Consists of (i) 11,434,545 shares held of record by our current directors and executive officers, (ii) 4,778,357 shares issuable pursuant to outstanding stock options which are exercisable within 60 days of February 29, 2016, and (iii) 5,568 shares issuable within 60 days of February 29, 2016 upon the vesting of restricted stock units.
(12)

Based on the most recently available Schedule 13G/A filed with the SEC on February 16, 2016 by Benchmark Capital Partners VI, L.P. (“BCP VI”), Benchmark Founders’ Fund VI, L.P. (“BFF VI”), Benchmark Founders’ Fund VI-B, L.P. (“BFF VI-B”), Benchmark Capital Management Co. VI, L.L.C. (“BCMC VI”) and the managing members of BCMC VI. Consists of 4,351,354 shares held directly by BCP VI for itself and 469,075 shares held by BCP VI as nominee for various persons associated with BCP VI, 272,139 shares held directly by BFF VI, and 178,605 shares held directly by BFF VI-B. BCMC VI is the general partner of each of BCP VI, BFF VI and BFF VI-B. Mr. Fenton, Alexandre Balkanski, Matthew R. Cohler, Bruce W. Dunlevie, J. William Gurley, Kevin R. Harvey, Robert C. Kagle, Steven M. Spurlock and

Mitchell H. Lasky are the managing members of BCMC VI and share voting and dispositive power over the shares held by BCP VI. The address for these entities is 2965 Woodside Road, Woodside, California 94062.
(13)	Based on the most recently available Schedule 13G/A filed with the SEC on February 12, 2016 by FMR LLC, or FMR. FMR, certain of its subsidiaries and affiliates, and other companies, beneficially owned 13,304,611 shares, with sole voting power over 662,473 shares, and sole dispositive power of 13,304,611 shares. The address of FMR LLC is 245 Summer Street, Boston, Massachusetts 02210
(14)	Based on the most recently available Schedule 13G filed with the SEC on February 11, 2016 by The Vanguard Group. The Vanguard Group, an investment adviser, beneficially owned 4,661,025 shares, with sole voting power over 118,313 shares, shared voting power over 2,400 shares, sole dispositive power over 4,543,212 shares, and shared dispositive power over 117,813 shares. Vanguard Fiduciary Trust Company (VFTC), a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 115,413 shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd. (VIA), a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 5,300 shares as a result of its serving as investment manager of Australian investment offerings. The address for The Vanguard Group is 100 Vanguard Boulevard, Malvern, Pennsylvania, 19355.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10% of our common stock, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all such reports.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, we believe that for 2015, all required reports were filed on a timely basis under Section 16(a) other than (i) one report, covering a total of three transactions in 2015 by Mr. Black, which was filed late and (ii) one report, covering a total of five transactions in 2015 by Mr. McDermott, which was filed late. In addition, one report covering three transactions by Mr. Black that occurred during 2014 was filed late during 2015.

RELATED PARTY TRANSACTIONS

Certain Relationships and Transactions

Other than the transactions discussed below and the compensation agreements, equity compensation policies, grants of certain equity awards and other arrangements which are discussed above in “Executive Compensation,” in 2015, there was not, and there is not currently proposed, any transaction or series of similar transactions to which we were or will be a party for which the amount involved exceeds or will exceed $120,000 and in which any director, executive officer, holder of 5% or more of any class of our capital stock or any member of their immediate family had or will have a direct or indirect material interest.

Transactions

We have granted stock options and other equity awards to our executive officers and certain of our directors. See the sections titled “Grants of Plan-Based Awards in 2015,” “Outstanding Equity Awards at Fiscal Year-End Table—2015” and “Director Compensation Table—2015” for a description of these options and equity awards.

We have entered into arrangements with certain of our executive officers that, among other things, provide for certain severance and change in control benefits.

We believe the terms of the transactions described above were comparable to terms we could have obtained in arm’s-length dealings with unrelated third parties.

Indemnification of Officers and Directors

Our certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

•	any breach of their duty of loyalty to our Company or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law (“DGCL”); or

•	any transaction from which they derived an improper personal benefit.

Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the DGCL is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the DGCL.

In addition, our bylaws provide that we will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise. Our bylaws provide that we may indemnify to the fullest extent permitted by law any person who is or was a party or is threatened to be made a party to any action, suit, or proceeding by reason of the fact that he or she is or was one of our employees or agents or is or was serving at our request as an employee or agent of another corporation, partnership, joint venture, trust, or other enterprise. Our bylaws provide that we must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to very limited exceptions.

Further, we have entered into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit, or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

The limitation of liability and indemnification provisions that are included in our certificate of incorporation, bylaws, and in indemnification agreements that we enter into with our directors and executive officers may discourage stockholders from bringing a lawsuit against our directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and executive officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be harmed to the extent that we pay the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions. At present, we are not aware of any pending litigation or proceeding involving any person who is or was one of our directors, officers, employees or other agents or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

We have obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to these directors and executive officers pursuant to our indemnification obligations or otherwise as a matter of law.

Certain of our non-employee directors may, through their relationships with their employers or affiliated entities, be insured or indemnified against certain liabilities incurred in their capacity as members of our Board. In our indemnification agreements with these non-employee directors, we have agreed that our indemnification obligations are primary to any such other indemnification arrangements.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our Company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Procedures for Approval of Related Party Transactions

The audit committee has the primary responsibility for reviewing and approving or disapproving “related party transactions,” which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. For purposes of this policy, a related person will be defined as a director, executive officer, nominee for director, or greater than 5% beneficial owner of our common stock, in each case since the beginning of the most recently completed year, and their immediate family members. Our audit committee charter provides that the audit committee shall review and approve or disapprove any related party transactions.

Report of the Audit Committee of the Board of Directors

The information contained in this audit committee report shall not be deemed to be (1) “soliciting material,” (2) “filed” with the SEC, (3) subject to Regulations 14A or 14C of the Exchange Act, or (4) subject to the liabilities of Section 18 of the Exchange Act. No portion of this audit committee report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that Zendesk specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

This report is submitted by the audit committee of the Board. The audit committee consists of the three directors whose names appear below. None of the members of the audit committee is an officer or employee of Zendesk, and the Board has determined that each member of the audit committee is “independent” for audit committee purposes as that term is defined under Rule 10A-3 of the Exchange Act, and the applicable NYSE rules. Each member of the audit committee meets the requirements for financial literacy under the applicable rules and regulations of the SEC and NYSE.

The audit committee’s general role is to assist the Board in monitoring our financial reporting process and related matters. Its specific responsibilities are set forth in its charter.

The audit committee has reviewed the Company’s consolidated financial statements for 2015 and met with management, as well as with representatives of Ernst & Young LLP, the Company’s independent registered public accounting firm, to discuss the consolidated financial statements. The audit committee also discussed with members of Ernst & Young LLP the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA Performance Standards Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

In addition, the audit committee received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and discussed with members of Ernst & Young LLP its independence.

Based on these discussions, the financial statement review and other matters it deemed relevant, the audit committee recommended to the Board that the Company’s audited consolidated financial statements for 2015 be included in its Annual Report on Form 10-K for 2015.

Audit Committee

Elizabeth Nelson (Chair)

Dana Stalder

Michelle Wilson

TRANSACTION OF OTHER BUSINESS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment on such matters, under applicable laws.

ADDITIONAL INFORMATION

Procedures for Submitting Stockholder Proposals

Requirements for Stockholder Proposals to be Brought Before the Annual Meeting. The advance notice requirements for the Annual Meeting, which is the first annual meeting following the initial public offering of our common stock, are as follows: a stockholder’s notice shall be timely if delivered to our Secretary at the address set forth above not later than the close of business on the later of the 90th day prior to the scheduled date of the Annual Meeting or the 10th day following the day on which public announcement of the date of the Annual Meeting is first made or sent by us.

Our amended and restated bylaws provide that, for nominations of persons for election to our Board or other proposals to be considered at an annual meeting of stockholders, a stockholder must give written notice to our Secretary at Zendesk, Inc., 1019 Market Street, San Francisco, CA 94103, not later than the close of business 90 days, nor earlier than the close of business 120 days, prior to the first anniversary of the date of the preceding year’s annual meeting. Since our Annual Meeting is being held on May 17, 2016, stockholder proposals must be received by our Secretary at our principal executive offices no earlier than January 16, 2017 and no later than February 17, 2017, in order to be raised at our 2017 annual meeting of stockholders. However, the amended and restated bylaws also provide that in the event the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice must be delivered not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Any nomination must include all information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors in election contests or is otherwise required under Regulation 14A of the Exchange Act, the person’s written consent to be named in the proxy statement and to serve as a director if elected and such information as we might reasonably require to determine the eligibility of the person to serve as a director. As to other business, the notice must include a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest of such stockholder (and the beneficial owner) in the proposal. The proposal must be a proper subject for stockholder action. In addition, to make a nomination or proposal, the stockholder must be of record at the time the notice is made and must provide certain information regarding itself (and the beneficial owner), including the name and address, as they appear on our books, of the stockholder proposing such business, the number of shares of our capital stock which are, directly or indirectly, owned beneficially or of record by the stockholder proposing such business or its affiliates or associates (as defined in Rule 12b-2 promulgated under the Exchange Act) and certain additional information. You are also advised to review our amended and restated bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

Requirements for Stockholder Proposals to be Considered for Inclusion in the Company’s Proxy Materials. In addition to the requirements stated above, any stockholder who wishes to submit a proposal for inclusion in our proxy materials must comply with Rule 14a-8 promulgated under the Exchange Act. For such proposals to be included in our proxy materials relating to our 2017 annual meeting of stockholders, all applicable requirements of Rule 14a-8 must be satisfied and we must receive such proposals no later than December 31, 2016. Such proposals must be delivered to our Secretary, c/o Zendesk, Inc., 1019 Market Street, San Francisco, CA 94103.

zendesk
IMPORTANT ANNUAL MEETING INFORMATION 000004
ENDORSEMENT_LINE SACKPACK
MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
ADD 3
ADD 4
ADD 5
ADD 6
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X
C123456789
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Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 16, 2016.
Vote by Internet
• Go to www.investorvote.com/ZEN
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
• Follow the instructions provided by the recorded message
Annual Meeting Proxy Card
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IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
A Proposals - The Board of Directors recommends you vote FOR all the nominees listed in Proposal 1 and FOR Proposals 2 and 3, and 1 YEAR on Proposal 4:
1. To elect the following Class II Director Nominees: +
For Withhold For Withhold For Withhold
01 - Carl Bass 02 - Peter Fenton 03 - Dana Stalder
For Against Abstain
2. To ratify the appointment of Ernst & Young LLP as Zendesk’s independent registered public accounting firm for the fiscal year ending December 31, 2016.
1 Year 2 Years 3 Years Abstain
4. Non-binding advisory vote on the frequency of future advisory votes to approve the compensation of our Named Executive Officers.
For Against Abstain
3. Non-binding advisory vote to approve the compensation of our Named Executive Officers.
NOTE: The proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment thereof.
B Non-Voting Items
Change of Address - Please print your new address below. Comments - Please print your comments below.
Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting.
C Authorized Signatures - This section must be completed for your vote to be counted. - Date and Sign Below
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.
Date (mm/dd/yyyy) - Please print date below.
Signature 1 - Please keep signature within the box.
Signature 2 - Please keep signature within the box.
C 1234567890 J N T
1 U P X 2 7 3 8 8 7 1
MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND
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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held May 17, 2016
The Proxy Statement and our 2015 Annual Report are available at:
www.edocumentview.com/ZEN
IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
PROXY - ZENDESK, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ZENDESK, INC.
The undersigned hereby appoints Mikkel Svane and John Geschke as proxies and attorneys-in-fact of the undersigned, each with the power to act without the other and with the power of substitution, and hereby authorizes them to represent and vote all the shares of common stock of Zendesk, Inc. (the “Company”) standing in the name of the undersigned on March 21, 2016, with all powers which the undersigned would possess if present at the 2016 Annual Meeting of Stockholders of the Company to be held on May 17, 2016 or at any adjournment, continuation or postponement thereof. Receipt of the Notice of the 2016 Annual Meeting of Stockholders and Proxy Statement and the 2015 Annual Report is hereby acknowledged.
In order for your vote to be submitted by this proxy, you must (i) properly complete the telephone or Internet voting instructions no later than 11:59 P. M. Eastern Time on May 16, 2016 or (ii) properly complete and return this proxy card so your vote is received prior to the vote at the 2016 Annual Meeting of Stockholders of the Company. Submitting your proxy by mail, via the Internet or by telephone will not affect your right to vote in person should you decide to attend the 2016 Annual Meeting of Stockholders of the Company.
This proxy, when properly executed, will be voted in the manner directed by you. If you do not give any direction, the proxy will be voted (i) “FOR” the election of each of the nominees for director; (ii) “FOR” the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016; (iii) “FOR” the non-binding advisory vote to approve the compensation of our Named Executive Officers; (iv) to hold future advisory votes to approve the compensation of our Named Executive Officers every “1 YEAR” and (v) in the discretion of the proxies upon such other matters as may properly come before the 2016 Annual Meeting.
(Continued, and to be marked, dated and signed, on the other side)